Exhibit 2.1

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this “Agreement”) is entered into as of this 23rd day of May, 2007, by and among (i) SI International, Inc., a Delaware corporation (the “Buyer”), (ii) LOGTEC, INC., an Ohio corporation (the “Company”), (iii) JOLENE MYNHIER, (iv) MEREDITH H. MYNHIER, (v) JOHN M. NOWAK and (vi) the Persons listed on Schedule 1 hereto.  Each Person named in (ii) through (vi) above is referred to herein individually as a “Seller Party” and collectively as the “Seller Parties.”  Each Person named in (iii) through (vi) above is referred to herein individually as a “Seller” and collectively as the “Sellers.”  Each Person named in (vi) above is referred to herein individually as a “Shareholder” and collectively as the “Shareholders.”  The Buyer, the Company and the Sellers are referred to herein individually as a “Party” and collectively as the “Parties.”  The capitalized terms used herein and not otherwise defined herein have the meanings given to such terms as set forth in Appendix A hereto.

WHEREAS, the Shareholders are the record and beneficial owners of all of the issued and outstanding capital shares and other equity securities of the Company;

WHEREAS, the Sellers caused the Shareholders to be formed for estate planning purposes to hold certain assets, including the capital shares of the Company, on their behalf;

WHEREAS, upon the terms and subject to the conditions set forth herein, the Buyer desires to purchase from the Shareholders and the Shareholders desire to sell to the Buyer all of the issued and outstanding capital shares and other equity securities of the Company (the “Share Purchase”).

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:

ARTICLE I
PURCHASE AND SALE OF SHARES

1.1           Share Purchase.  On the terms and subject to the conditions of this Agreement, for the consideration specified in Section 1.2, the Buyer agrees to purchase from each of the Shareholders, and each of the Shareholders agrees to sell to the Buyer, the Shares, free and clear of all Encumbrances, which Shares collectively constitute and shall constitute as of the Closing Date all of the issued and outstanding shares of the capital shares of the Company.

1.2           Purchase Price.  The purchase price for the Shares (the “Purchase Price”) shall be Fifty-Nine Million Dollars ($59,000,000), subject to the terms and conditions set forth herein, including, without limitation, the Purchase Price adjustments contemplated by Article I.  The Purchase Price less the amount to be escrowed pursuant to Section 1.3 hereof (the “Closing Payment”) shall be paid by the Buyer to the Shareholders at the Closing in cash by the delivery to the Shareholders of immediately available funds in the respective percentages set forth on Schedule 1.2 next to each Shareholder’s name.

1.3           Escrow.  On the Closing Date, the Sellers, the Buyer and Branch Banking and Trust Company (the “Escrow Agent”), shall enter into an Escrow Agreement in the form attached hereto as Exhibit A (the “Escrow Agreement”).  The Buyer shall withhold Five Million Nine Hundred Thousand Dollars ($5,900,000) (the “Escrow Deposit”) from the Purchase Price and deposit such amount into escrow pursuant to the terms of the Escrow Agreement.  Notwithstanding any provisions of this Agreement to the contrary, the Escrowed Funds will secure the payment of (a) the Purchase Price adjustments, if any, pursuant to Section 1.4 and (b) the indemnity obligations of the Sellers pursuant to Section 6.6 and Article IX.

1.4           Purchase Price Adjustments.

(a)           At least three (3) business days prior to the Closing, the Company and the Buyer shall finalize an Estimated Balance Sheet.  The Closing Payment to be paid at the Closing shall be reduced by the following amounts, if any, as set forth on the Estimated Balance Sheet: (i) the amount of any Indebtedness for Borrowed Money and (ii) the amount of any Non-Ordinary Course Liabilities.  The Closing Payment to be paid at Closing shall also be reduced by the amount of the Estimated Working Capital Deficit, if any, or increased by the amount of the Estimated Working Capital Surplus, if any.  Such adjustments shall be referred to herein collectively as the “Estimated Adjustment.”  The Estimated Adjustment shall be determined without regard to the limitations set forth in Sections 9.4 and 9.5 hereof.

(b)           At least two (2) business days prior to the Closing, the Parties shall agree upon a flow of funds memorandum which shall set forth all payments required to be made by or on behalf of all Parties at the Closing, including for each such payment an identification of the payor, the payee, the amount and the wire transfer information.

(c)           Within ninety (90) days following the Closing Date, the Buyer shall furnish the Sellers’ Representative with a Closing Balance Sheet, which shall set forth the Indebtedness for Borrowed Money, the Non-Ordinary Course Liabilities and the Closing Working Capital, and a schedule based upon the Closing Balance Sheet setting forth any adjustments to the Estimated Adjustment (collectively, the “Closing Adjustment”).  The Sellers’ Representative shall assist the Buyer in the preparation of the Closing Balance Sheet if reasonably requested by the Buyer.

(d)           The Sellers’ Representative shall have a period of twenty (20) days after receipt of the Closing Balance Sheet to notify the Buyer of its election to accept or reject the Closing Balance Sheet.  In the case of a rejection, such notice must contain the reasons for such rejection in reasonable detail and must set forth the amount of the requested adjustment.  In the event no notice is received by the Buyer during such twenty (20) day period, the Closing Balance Sheet and any required adjustments resulting therefrom shall be deemed accepted by the Sellers’ Representative and final and binding on the Parties hereto.  In the event that the Sellers’ Representative shall timely reject the Closing Balance Sheet, the Buyer and the Sellers’ Representative shall promptly (and in any event within thirty (30) days following the date upon which the Sellers’ Representative shall reject the Closing Balance Sheet), attempt to make a joint determination of the Closing Adjustment and such determination and any required adjustments resulting therefrom shall be final and binding on the Parties hereto.

(e)           In the event the Sellers’ Representative and the Buyer shall be unable to agree upon a joint determination of the Closing Adjustment within one hundred forty (140) days from the Closing Date, then within one hundred fifty (150) days from the Closing Date, the Buyer and the Sellers’ Representative shall submit the dispute to the Accounting Firm.  The Buyer and the Sellers’ Representative shall request that the Accounting Firm render its determination prior to the expiration of two hundred ten (210) days from the Closing Date and such determination and any required adjustments resulting therefrom shall be final and binding on all the Parties hereto.  The fees and expenses of the Accounting Firm shall be allocated to be paid by the Buyer and/or the Sellers, respectively, based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party, as determined by the Accounting Firm.

(f)            If the Closing Adjustment as finally determined in accordance with the provisions of this Section 1.4 is in the Buyer’s favor, the amount thereof shall be paid as an adjustment to the Purchase Price by the Sellers to the Buyer by wire transfer in immediately available funds within seven (7) days after such determination.  If the Closing Adjustment as finally determined in accordance with the provisions of this Section 1.4 is in the Shareholders’ favor, the amount thereof shall be paid as an adjustment to the Purchase Price by the Buyer to the Shareholders by wire transfer in immediately available funds within seven (7) days after such determination.  If either Party does not so pay to the other Party by the due date, such amounts shall be deemed Damages under Article IX hereof, which shall be paid in full without regard to the limitations set forth in Sections 9.4 and 9.5 hereof.

(g)           The Buyer shall make the work papers and back-up materials used in preparing the Closing Balance Sheet and Closing Adjustment, and the books, records, and financial staff of the Company, available to the Sellers’ Representative and his accountants and other representatives at reasonable times and upon reasonable notice at any time during (i) the review by the Sellers’ Representative of the Closing Balance Sheet and Closing Adjustment for purposes of such review and (ii) the resolution by the Parties of any objections thereto for purposes of such resolution; provided, that no such access shall unreasonably interfere with the operations or business of the Buyer or its Affiliates or their respective Representatives.

ARTICLE II
CLOSING

2.1           Time and Place of the Closing.  The Closing shall take place at the offices of Morrison & Foerster LLP, 1650 Tysons Boulevard, Suite 400, McLean, Virginia, as soon as practicable following the satisfaction or waiver of the conditions set forth in Articles VII and VIII hereof and in any event within three (3) business days thereafter, or on such other date as the Buyer and the Sellers’ Representative may mutually determine.

2.2           Deliveries.  At the time of the Closing, (a) each of the Seller Parties shall deliver to the Buyer the various certificates, instruments, and documents referred to in Section 7.8 below, (b) the Buyer shall deliver to the Shareholders the Closing Payment as set forth in Section 1.2 above and (c) the Buyer shall deliver to the Sellers the certificates, instruments and documents referred to in Section 8.4 below.

2.3           Sellers’ Representative.

(a)           Each Seller designates John M. Nowak as such Seller’s representative (the “Sellers’ Representative”) for purposes of this Agreement.  The Sellers and their respective successors shall be deemed to have approved, and shall be bound by, any and all actions taken by the Sellers’ Representative on their behalf under or otherwise relating to this Agreement and the transactions contemplated hereunder as if such actions were expressly ratified and confirmed by each of them.  In the event the Sellers’ Representative is unable or unwilling to serve or shall resign, a successor Sellers’ Representative shall be selected by the holders of a majority of the Shares outstanding immediately prior to the Closing.  A Sellers’ Representative may not resign, except upon 30 days prior written notice to Buyer.  In the event of a notice of proposed resignation, or any death, disability or other replacement of a Sellers’ Representative, a successor shall be appointed effective immediately thereafter (and, in the case of death of a Sellers’ Representative, the executor or other representative of such Sellers’ Representative’s estate shall be deemed to be the successor) and Buyer shall be notified promptly of such appointment by the successor Sellers’ Representative.  No resignation, nor any other replacement, of any Sellers’ Representative is effective against the Buyer until selection of a successor and prior written notice to the Buyer of such selection.  Each successor Sellers’ Representative shall have all the power, rights, authority and privileges hereby conferred upon the original Sellers’ Representative.

(b)           The Buyer shall be entitled to rely upon any communication or writings given or executed by the Sellers’ Representative on behalf of the holders of the Shares.  All communications or writings to be sent to the holders of the Shares pursuant to this Agreement may be addressed to the Sellers’ Representative and any communication or writing so sent shall be deemed notice to all of the holders of the Shares hereunder.  The holders of the Shares hereby consent and agree that the Sellers’ Representative is authorized to accept deliveries, including any notice, on behalf of each holder of Shares pursuant hereto.

(c)           The Sellers’ Representative is hereby appointed and constituted the true and lawful attorney-in-fact of each Seller, with full power of substitution in such Seller’s name and on such Seller’s behalf to act according to the terms of this Agreement and the other documents contemplated hereby in the absolute discretion of the Sellers’ Representative; and in general to do all things and to perform all acts including, without limitation, executing and delivering all agreements, certificates, receipts, instructions, notices and other instruments contemplated by or deemed advisable in connection with this Agreement, including without limitation Article IX hereof and the other documents contemplated hereby.  This power of attorney and all authority hereby conferred is granted subject to the interest of the other Sellers hereunder and in consideration of the mutual covenants and agreements made herein, and shall be irrevocable and shall not be terminated by any act of any Seller, by operation of law, whether by such Seller’s death, disability or by any other event.

ARTICLE III
REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY

As a material inducement to the Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, the Company and each of the Sellers, jointly and severally, represent and warrant to the Buyer, as of the date hereof and as of the Closing, as follows:

3.1           Organization and Corporate Power.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio.  The Company is duly qualified, registered or authorized to conduct business and is in good standing under the laws of each jurisdiction where the nature of its activities makes such qualification necessary, except where the lack of such qualification, registration or authorization would not have a Material Adverse Effect.  All such jurisdictions in which the Company is qualified are set forth on Schedule 3.1.  The Company has full corporate power and authority necessary to own and operate its properties, to conduct its business as now conducted and presently proposed to be conducted and to perform its obligations under Contracts to which it is a party or by which it is bound.  The copies of the Company’s Articles of Incorporation and Code of Regulations, which have been furnished to the Buyer, reflect all amendments made thereto at any time prior to the date of this Agreement and are correct and complete.  The books of account, share records, minute books and other records of the Company are accurate, up-to-date and complete in all material respects, and have been maintained in accordance with prudent business practices and all applicable Laws.  The Company has not taken any corporate action without the approval or ratification of the directors or shareholders where such action required the approval of the directors or shareholders under the corporate law of the Company’s state of incorporation, the Company’s Articles of Incorporation or Code of Regulations or the Buy-Sell Agreement.  The Company is not in default under or in violation of any provision of its Articles of Incorporation or Code of Regulations or the Buy-Sell Agreement or any resolution adopted by the Company’s shareholders or directors.  The Company has not conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name, other than the names set forth on Schedule 3.1.

3.2           Authority for Agreement.  The Company has full power, authority and legal right to enter into and perform its obligations under this Agreement and the other documents contemplated hereby to which the Company is or will be a party and to consummate the transactions contemplated hereby and thereby.  The directors of the Company and the shareholders of the Company have unanimously authorized the execution, delivery and performance of its obligations under this Agreement and the other documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby.  No other corporate proceedings on the part of the Company are necessary to approve and authorize the execution, delivery and performance of its obligations under this Agreement and the other documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby.  This Agreement and the other documents contemplated hereby to which the Company is or will be a party have been duly executed and delivered by the Company and are legal, valid and binding obligations of the Company, enforceable against it in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights in general.

3.3           No Violation to Result.  Except as set forth on Schedule 3.3, the execution, delivery and performance by the Company of this Agreement and the other documents contemplated hereby and the consummation by the Company of the transactions contemplated hereby and thereby and the fulfillment by the Company of the terms hereof and thereof, do not and will not, directly or indirectly (with or without notice or lapse of time):  (i) violate, breach, conflict with, constitute a default under, accelerate or permit the acceleration of the performance required by (x) any of the terms of the Articles of Incorporation or Code of Regulations of the Company or any resolution adopted by the directors of the Company or shareholders of the Company, or (y) any Contract to which the Company is a party or by which it or its assets are bound, or (z) any Law or other legal requirement of any Government Authority applicable to the Company; (ii) give any Person the right to declare a default or exercise any remedy or accelerate performance or maturity under any Contract or cancel, terminate or modify any Contract; (iii) give any Government Authority or other Person the right to challenge any of the transactions contemplated by this Agreement; (iv) give any Government Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any permit or license that is held by the Company or that otherwise is used in, necessary for or relates to the Company’s business or to any of the assets owned or used by the Company; or (v) result in the creation or imposition of any Encumbrance, possibility of Encumbrance, or restriction in favor of any Person upon the Shares or any of the properties or assets of the Company; except in each of (i)(y) and (ii) above where the violation, breach, conflict, default, acceleration, termination or modification would not be material to the Company.  Other than as set forth on Schedule 3.3, no notice to, filing with, or consent of, any Person is necessary in connection with, and no “change of control” provision in any Contract or otherwise is triggered by, the authorization, approval, execution, delivery or performance by the Company of this Agreement and the other documents contemplated hereby nor the consummation by the Company of the transactions contemplated hereby or thereby.  The Company has given all notices, made all filings and obtained all consents set forth on Schedule 3.3 or will have done so prior to the Closing.

3.4           Capitalization.

(a)           The authorized capital shares of the Company consists of 6,000 Company Common Shares, of which 3,000 Company Common Shares have been issued and are outstanding.  There are no shares held in the Company’s treasury.  Schedule 3.4(a) sets forth the names of the Company’s shareholders, the addresses of the Company’s shareholders and the number of shares of Company Common Shares owned of record and beneficially by each of such shareholders.  The share ledger or share records of the Company accurately reflect all transactions involving the capital shares and other equity securities of the Company.

(b)           All of the issued and outstanding shares of the Company have been duly authorized and validly issued, and are fully paid and non-assessable.  Except as set forth on Schedule 3.4(b), no restrictions on transfer, repurchase option, right of redemption, preemptive rights, proxies, shareholder agreements, rights of first refusal or other agreements or rights exist with respect to the shares of the Company, and no such rights arise by virtue of or in connection with the transactions contemplated hereby; and, to the extent permitted by Law, the Sellers and the Company have waived (or hereby waive) any and all such rights.

(c)           There is no:  (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire or sell or issue, or otherwise relating to, any shares or other securities of the Company; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares or other securities of the Company; (iii) Contract under which the Company is or may become obligated to sell or otherwise issue any shares or any other securities; or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares or other securities of the Company.  There are no outstanding share appreciation, phantom share, profit participation or other similar rights with respect to the Company.

(d)           All shares of Company Common Shares have been issued in compliance with (i) all applicable federal and state securities laws and other applicable legal requirements, and (ii) any pre-emptive rights, rights of first refusal or other requirements set forth in applicable contracts.  Any shares or other securities repurchased, redeemed or otherwise reacquired by the Company were validly reacquired in compliance with (A) the applicable provisions of the corporate law of the Company’s state of incorporation and all other applicable Laws, and (B) any requirements set forth in applicable Contracts.  The Company is not obligated to redeem or otherwise acquire any of its outstanding shares.

(e)           The Company has no (i) direct or indirect debt, equity or other investment or interest in any Person or any joint venture or (ii) strategic alliance or teaming agreements with any Person (either pursuant to a written Contract or a Contract in the process of being negotiated).  The Company has no commitments to contribute to the capital of, make loans to or share losses of, any Person (either pursuant to a written Contract or a Contract in the process of being negotiated.

3.5           Financial Statements.

(a)           Schedule 3.5(a) includes true, complete and correct copies of (i) the Year-End Financials, and (ii) the Interim Financials.  Each of the Financial Statements (including in all cases the notes thereto, if any) is accurate and complete in all material respects, is consistent with the Company’s books and records (which, in turn, are accurate and complete in all material respects), presents fairly the Company’s financial condition and results of operations as of the times and for the periods referred to therein, and has been prepared in accordance with GAAP; provided, however, that the Interim Financials are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack footnotes.  During the periods covered by the Financial Statements and since the Balance Sheet Date, there has been no material change in the Company’s accounting policies.  Except as disclosed therein or in Schedule 3.5(a) hereto, the balance sheets included in the Financial Statements do not reflect any write-up or revaluation increasing the book value of any assets.  There have been no transactions involving the business of the Company which properly should have been set forth in the Financial Statements and which have not been accurately so set forth.  Schedule 3.5(a) sets forth a list of any off-balance sheet financing arrangements of the Company.  Since December 31, 2002, the Company’s accounting firm has not informed the Company that it has any material questions, challenges or disagreements regarding or pertaining to the Company’s accounting policies or practices.  The Company has made available to the Buyer copies of each management letter or other letter delivered to the Company by its accounting firm in connection with the Financial Statements or relating to any review by such accounting firm of the internal controls of the Company.

(b)           Schedule 3.5(b) provides an accurate and complete breakdown and aging of all accounts receivable, notes receivable and other receivables of the Company as of the Balance Sheet Date.  Except as set forth in Schedule 3.5(b), (i) all existing accounts receivable of the Company (including those accounts receivable reflected on the Balance Sheet that have not yet been collected and those accounts receivable that have arisen since the Balance Sheet Date and have not yet been collected) represent valid obligations of customers of the Company arising from bona fide transactions entered into in the ordinary course of business and (ii) all such receivables and all notes receivables and other receivables are current and will be collected in full, without any counterclaim or set off, when due (and in no event later than ninety (90) days after the Closing Date), net of the allowance for doubtful accounts set forth on the Balance Sheet.  Except as disclosed on Schedule 3.5(b), no Person has any Encumbrance on such receivables or any part thereof, and no agreement for deduction, free goods, discount or other deferred price or quantity adjustment shall have been made with respect to any such receivables.

(c)           Schedule 3.5(c) identifies the revenues received from each customer of the Company and from each other Person from whom the Company generated revenues in the fiscal year ended December 31, 2006 and in the first four (4) months of 2007.  The relationship of the Company with each of its customers is a good working relationship consistent with the working relationship that has existed during the last twelve (12) months.  No customer of the Company has terminated or threatened in writing to terminate its relationship with the Company or has during the last twelve (12) months materially decreased, limited or otherwise changed the terms and conditions for, the purchase of goods or services from the Company, or threatened in writing to do so, other than any termination which has occurred in accordance with the terms of the Contract between the Company and such customer automatically without any action on the part of any party thereto and not as a result of a breach of such Contract.

(d)           To the Knowledge of the Seller Parties, the Company maintains a system of accounting and internal controls and procedures as are reasonably necessary, in light of the Company’s size and the nature of its business, to provide assurances that (i) transactions are executed with management’s authorization; (ii) transactions are recorded as necessary to permit preparation of the financial statements of the Company and to maintain accountability for the Company’s assets; (iii) access to the Company’s assets is permitted only in accordance with management’s authorization; (iv) the reporting of the Company’s assets is compared with existing assets at regular internals and appropriate action is taken with respect to any differences; (v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis; and (vi) material information regarding the operations of the Company and its financial condition is accumulated and communicated to the Company’s management, including its principal executive and financial officers.  There is no fraud that involves management or, to the Knowledge of any Seller Party, any Seller or any other employee who has a significant role in the Company’s internal controls.

3.6           Liabilities.  Except as disclosed on Schedule 3.6, there are no Liabilities of the Company, other than:  (i) liabilities reflected on the Balance Sheet and not previously paid or discharged; and (ii) accounts payable incurred after the Balance Sheet Date arising in the ordinary course of business and consistent with past practice.  The Company is not a guarantor or otherwise liable for any Liabilities of any other Person other than endorsements for collection in the ordinary course of business.  Schedule 3.6 provides an accurate and complete breakdown and aging as of the Balance Sheet Date of (i) all accounts payable of the Company, (ii) all notes payable of the Company and (iii) all Indebtedness for Borrowed Money of the Company.

3.7           Adverse Changes.  Except as set forth on Schedule 3.7, since December 31, 2006, (a) the Company has operated its business in the ordinary course and consistent with past practices, and (b) the Company has not: (i) suffered a Material Adverse Effect or any effect, event or change which individually or in the aggregate would reasonably be expected to have a Material Adverse Effect;  (ii) become subject to any Liabilities, except Liabilities incurred in the ordinary course of business of the Company;  or (iii) taken any action, omitted any action or entered into any agreement or understanding which, if taken, omitted or entered into during the period from the date of this Agreement until the Closing Date, would constitute a Breach of Section 6.2 hereof.

3.8           Employee Benefit Plans.

(a)           A true, correct, and complete list of (i) each Benefit Plan is set forth in Schedule 3.8(a)(i); (ii) each ERISA Affiliate is set forth in Schedule 3.8(a)(ii) and (iii) each fiduciary and party in interest with respect to each Benefit Plan, as applicable, is set forth in Schedule 3.8(a)(iii).  No Benefit Plan is sponsored or maintained by any nominal co-employer.

(b)           There has been delivered to Buyer, with respect to each Benefit Plan disclosed on Scheduled 3.8(b) (the “Scheduled Benefit Plans”), the following:  (i) a copy of the annual report (if required under ERISA) with respect to each such Scheduled Benefit Plan for the last three (3) years (including all schedules and attachments); (ii) a copy of the summary plan description, together with each summary of material modification required under ERISA with respect to such Scheduled Benefit Plan; (iii) a true and complete copy of each written Scheduled Benefit Plan and,  each written plan document and all amendments thereto which have been adopted since the inception of such plan; (iv) all trust agreements, insurance contracts, and similar instruments with respect to each funded or insured Scheduled Benefit Plan; (v) copies of all nondiscrimination and top-heavy testing reports for the last three (3) plan years with respect to each Scheduled Benefit Plan that is subject to nondiscrimination and/or top-heavy testing; and (vi) any investment management agreements, administrative services contracts or similar agreements that are in effect as of the date hereof relating to the ongoing administration and investment of any Scheduled Benefit Plan.

(c)           Each Benefit Plan (and each related trust, insurance contract or fund) has been maintained and administered, and all contributions, premiums or other payments due under the term of each Benefit Plan have been paid, in accordance with its governing instruments and all applicable Laws in all material respects, including but not limited to, ERISA and the Code.  All unpaid amounts attributable to any such Benefit Plan for any period prior to the Closing Date are accrued on the Company’s books and records in accordance with GAAP, and except for such accruals, the Company has no Liability arising out of or in connection with the form or operation of the Benefit Plans or benefits accrued thereunder on or prior to the Closing Date.

(d)           Each Benefit Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is so qualified and has either received and is entitled to rely upon a favorable determination letter or opinion letter from the IRS with respect to such Benefit Plan as to its qualified status under the Code, and, to the Knowledge of the Seller Parties, nothing has occurred that could reasonably be expected to adversely affect such determination or opinion.

(e)           With respect to each applicable Benefit Plan, (i) no non-exempt “prohibited transaction,” within the meaning of Section 4975 of the Code or Section 406 of ERISA, or any transaction described in Section 406(b) of ERISA, has occurred; (ii) there are no Proceedings pending, or, to the Knowledge of any Seller Party, threatened or anticipated (other than routine claims for benefits) against any such Benefit Plan or fiduciary thereto or against the assets of any such Benefit Plan; (iii) there are no Proceedings pending or, to the Knowledge of any Seller Party, threatened by any Governmental Authority with respect to any Benefit Plan; and (iv) there has been no breach of fiduciary duty (including violations under Part 4 of Title I of ERISA) which has resulted or could reasonably be expected to result in Liability to the Company, its ERISA Affiliates or, to the Knowledge of any Seller Party, any of their respective employees.

(f)            Benefits under each Benefit Plan that is an “employee welfare benefit plan” (within the meaning of Section 3(1) of ERISA), with the exception of any flexible spending arrangements subject to Sections 125 and 105 of the Code, are provided exclusively through insurance contracts or policies issued by an insurance company, health maintenance organization, or similar organization unrelated to the Company or any ERISA Affiliate, the premiums for which are paid directly by the Company or any ERISA Affiliate from its general assets or partly from its general assets and partly from contributions by its employees.  No insurance policy or contract relating to any such Benefit Plan requires or permits retroactive increase in premiums or payments due thereunder.

(g)           Neither the Company, nor any ERISA Affiliate has ever sponsored, maintained, contributed to, had any obligation to contribute to, or incurred any other Liability under or with respect to any (i) Benefit Plan covered by Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code; (ii) “multiemployer plan” as defined in ERISA Section 3(37);  (iii) “multiple employer welfare arrangement” as defined in Section 3(40)(A) of ERISA; or (iv) except as set forth on Schedule 3.8(g), Benefit Plan which provides health, life or other coverage for former directors, officers or employees (or any spouse or former spouse or other dependent thereof), other than benefits required by Section 4980B of the Code, Part 6 of Title I of ERISA, or similar provisions of state Law.

(h)           Except as set forth on Schedule 3.8(h), all reports, forms and other documents required to be filed with any Governmental Authority or furnished to employees with respect to any Benefit Plan (including without limitation, summary plan descriptions, Forms 5500 and summary annual reports) have been timely filed or furnished and are accurate in all material respects.

(i)            Each Benefit Plan can be amended, terminated or otherwise discontinued after the Closing Date in accordance with its terms, without liability to the Company, any of its ERISA Affiliates, or Purchaser (other than ordinary administration expenses typically incurred in a termination event).

(j)            The execution and delivery by the Company of this Agreement and the consummation of the transactions contemplated hereby and thereby, will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under any Benefit Plan, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee.

(k)           No payment or benefit, whether under a Benefit Plan, a Contract or otherwise, which will or may be made by the Company or any of its ERISA Affiliates with respect to any Person resulting from this transaction will be characterized as an “excess parachute payment,” within the meaning of Section 280G(b)(2) of the Code.

(l)            Each Benefit Plan, employment agreement, or other contract, plan, program, agreement, or arrangement that is a “nonqualified deferred compensation plan” (within the meaning of Section 409(A(d)(1) of the Code) has been operated in good faith compliance with Section 409A of the Code and the applicable provisions of IRS Notice 2005-1, Proposed Treasury Regulation §§ 1.409A-1 through 1.409A-6, and any subsequent guidance relating thereto; and no additional tax under Section 409A(a)(1)(B) of the Code has been or is reasonably expected to be incurred by a participant in any such Benefit Plan.

3.9           Employee Matters.

(a)           Schedule 3.9(a)(i) contains a complete and correct list of all employees of the Company, their respective titles as of the date hereof (the “Company Employees”), the 2005 and 2006 compensation paid or payable to each such employee, the date and amount of each such employee’s most recent salary increase, the date of employment of each such employee and the accrued vacation time and sick leave or other paid time off of each such employee.  Except as set forth on Schedule 3.9(a)(ii), (i) the terms of employment or engagement of all directors, officers, Company Employees, agents, consultants and professional advisers of the Company are such that their employment or engagement may be terminated at will with notice given at any time and without Liability for payment of compensation or damages, (ii) there are no severance payments which are or could become payable by the Company to any such person under the terms of any oral or written agreement or commitment or any Law, custom, trade or practice, (iii) there are no other agreements, contracts or commitments, oral or written, between the Company and any such person, (iv) as of the date hereof, except as set forth on Schedule 3.9(a)(iii), to the Knowledge of any Seller Party, no executive officer or material number of management level or senior technical employees of the Company has any plans to terminate his, her or their employment or relationship with the Company and (v) to the Knowledge of any Seller Party, there are no agreements between any Company Employee and any other Person which would restrict, in any manner, such Person’s ability to perform services for the Company or the Buyer or the right of any of them to compete with any Person or the right of any of them to sell to or purchase from any other Person.

(b)           The Company is not, nor has it ever been, bound by or subject to (and none of their respective assets or properties are bound by or subject to) any arrangement with any labor union or other collective bargaining representative.  No employee of the Company is or has ever been represented by any labor union or covered by any collective bargaining agreement while employed by the Company and no campaign to establish such representation is in progress.  With respect to the Company, there is no pending or, to the Knowledge of any Seller Party, threatened (i) strike, slowdown, picketing, work stoppage or employee grievance process, (ii) material charge, grievance proceeding or other claim against or affecting the Company relating to the alleged violation of any law pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission or any comparable Government Authority, (iii) union organizational activity or other labor or employment dispute against or affecting the Company, or (iv) application for certification of a collective bargaining agent.

(c)           Except as set forth on Schedule 3.9(c), the Company is and has been in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, including, without limitation, any such laws regarding employment documentation, equal employment opportunities, fair employment practices, plant closings and mass layoffs, sexual harassment, discrimination based on sex, race, disability, health status, pregnancy, religion, national origin, age or other tortious conduct, workers’ compensation, family and medical leave, the Immigration Reform and Control Act, and occupational safety and health requirements, and the Company has not engaged in any unfair labor practice.  Except as set forth on Schedule 3.9(c), the Company is not nor has it been liable for the payment of any compensation, damages, taxes, fines, penalties or other amounts, however designated, for failure to comply with any of the foregoing.  All Persons classified by the Company as independent contractors do satisfy and have satisfied the requirements of law to be so classified, and the Company has fully and accurately reported its compensation on IRS Forms 1099 when required to do so.  No individual who has performed services for or on behalf of the Company and who has been treated by the Company as an independent contractor, is classifiable as a “leased employee” within the meaning of Section 414(n)(2) of the Code with respect to the Company.

(d)           No third party has claimed, or, to the Knowledge of any Seller Party, has reason to claim that any person employed by or affiliated with the Company (i) has violated or may be violating any of the terms or conditions of his employment, non-competition, non-solicitation or non-disclosure agreement with such third party, (ii) has or may have disclosed or utilized any trade secret or proprietary information or documentation of such third party, or (iii) has interfered or may be interfering in the employment relationship between such third party and any of its present or former employees.  To the Knowledge of any Seller Party, no person employed by or affiliated with the Company has employed or has proposed to employ any trade secret or any information or documentation proprietary to any former employer or violated any confidential relationship which such person may have had with any third party, in connection with the development, manufacture or sale of any Product or proposed Product or the development or sale of any service or proposed service of the Company.

(e)           Schedule 3.9(e) lists all the Company Employees who are currently on leave relating to work-related injuries and/or receiving disability benefits under any Benefit Plan.

3.10         Taxes.

(a)           The Company has timely filed all Tax Returns required to have been filed, and all such Tax Returns are correct and complete in all respects.  All Taxes required to have been paid by the Company (whether or not shown on any Tax Return) have been paid on a timely basis.  The Company has withheld and paid over all Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, including maintenance of required records thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party.  Except as set forth on Schedule 3.10(a), no claim has ever been made or can reasonably be expected to be made by a Government Authority in a jurisdiction where the Company does not file Tax Returns currently that either are or may be subject to taxation by that jurisdiction, and the Company has not conducted activities in any jurisdiction which will require it to pay Taxes or file Tax Returns in such jurisdiction of a type that it had not filed in the most recently ended preceding taxable period for which Tax or Tax Returns of such type would be due (as reflected on Schedule 3.10(b)).  There are no Encumbrances for Taxes on any of the assets of the Company, other than Encumbrances for Taxes not yet due and payable.

(b)           Schedule 3.10(b) identifies all Tax Returns that the Company has filed and the taxable period covered by each such Tax Return, and identifies those Tax Returns or periods that have been audited or are currently the subject of an audit by a Government Authority.  The Company has made available to the Buyer complete and accurate copies of all of the following materials:

(i)            all income Tax Returns filed by the Company that relate to taxable periods ending after December 31, 2001;

(ii)           all examination reports relating to Taxes or Tax Returns of the Company issued since December 31, 2001 as a result of audits, examinations or asserted failures to file Tax Returns or pay Taxes;

(iii)          all statements of Taxes assessed against or agreed to by the Company or any of their shareholders with respect to the Company since December 31, 2001 that were not shown on Tax Returns filed for the relevant taxable period by the Company or any of its shareholders with respect to the Company before such assessment or agreement and all related correspondence;

(iv)          all written rulings from, and written agreements with, any Government Authority relating to Taxes of the Company or any of its shareholders with respect to the Company that were either received since December 31, 2001 or would have continuing effect in the determination of Tax for any taxable period for which a Tax Return has not yet been filed by the Company or any of its shareholders with respect to the Company;

(v)           all elections relating to Taxes of the Company or any of its shareholders with respect to the Company that have been filed by or on behalf of the Company with any Government Authority (other than elections which are included in or apparent from the Tax Returns referred to in (i) above) that would have continuing effect in the determination of Tax for any taxable period for which a Tax Return has not yet been filed by the Company or any of its shareholders with respect to the Company; and

(vi)          to the extent requested in writing by the Buyer, any other document relating to Taxes or Tax Returns of the Company, or any Seller relating to the Company.

(c)           There is no audit or other proceeding presently pending or threatened with regard to any Tax Liability or Tax Return of the Company or any Seller Party relating to the Company.  To the Knowledge of any Seller Party, there are no existing circumstances which reasonably may be expected to result in the assertion of any claim for Taxes against the Company or any Seller relating to the Company by any Government Authority with respect to any period for which Tax Returns are required to have been filed or Tax is required to have been paid.  No issue has been raised by any Government Authority in writing (or to the Knowledge of any Seller Party, otherwise) with respect to Taxes of the Company in any prior examination which, by application of the same or similar principles, could reasonably be expected to result in assertion of a Tax underpayment for any other taxable period of the Company or any Seller Party relating to the Company.  Neither the Company nor any person on behalf of the Company has waived any statute of limitations or agreed to any extension of time that has continuing effect with respect to assessment or collection of any Tax for which the Company may be held liable.  There is not currently in effect any power of attorney authorizing any Person to act on behalf of the Company, or receive information relating to the Company, with respect to any Tax matter.

(d)           The Company has not been a beneficiary of or participated in any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(1) that was, is, or to the Knowledge of any Seller Party will ever be, required to be disclosed under Treasury Regulations Section 1.6011-4.  No Tax Return filed by or on behalf of the Company has contained a disclosure statement under Section 6662 of the Code (or any similar provision of Law), and no Tax Return has been filed by or on behalf of the Company with respect to which the preparer of such Tax Return advised consideration of inclusion of such a disclosure, which disclosure was not made.

(e)           The Company is not (nor has it ever been) a party to any Tax sharing agreement, Tax indemnity agreement or similar agreement, and the Company has never assumed the Tax Liability of any other Person under contract.  The Company is not nor has it ever been a member of an affiliated group (within the meaning of section 1504(a) of the Code) or similar group of entities with which the Company joined, or was or may be required to join, for any taxable period in making a consolidated federal income Tax Return or other Tax Return in which Tax Liability was or would be computed on a consolidated, combined, unitary or similar basis, and the Company does not have nor has it ever had a relationship to any other Person which would cause it to be liable for Tax Liability of such other Person, including, without limitation, Tax  payable by reason of contract, assumption, transferee liability, operation of Law, or Treasury Regulations Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision of Law).

(f)            The Company has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) at any time during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(g)           The Company has not been either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in a distribution qualifying (or intended to qualify) under Section 355 of the Code (or so much of Section 356 as relates to Section 355).

(h)           The Company has not participated in an international boycott as defined in Code Section 999.

(i)            The Company has not agreed, nor is the Company required to make, any adjustment under Code Section 481(a) by reason of a change in accounting method or otherwise.

(j)            The Company does not have a “permanent establishment” in any foreign country, as defined in any applicable Tax treaty or convention between the United States of America and such foreign country, and has not otherwise taken steps or conducted business operations that have exposed, or will expose, it to the taxing jurisdiction of a foreign country.  The Company is in compliance with the terms and conditions of any applicable Tax exemptions, Tax agreements or Tax orders of any Government Authority to which it may be subject or which it may have claimed, and the transactions contemplated by this Agreement will not have any adverse effect on such compliance.

(k)           No property owned by the Company is (i) property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code or (iii) “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code.

(l)            The Company has at all times since its incorporation been a “small business corporation” within the meaning of Section 1361(b) of the Code and has had in effect at all times during its existence a valid election under Section 1362(a) of the Code, and has validly been treated in a similar manner for purposes of the income tax laws of all states in which it has been subject to taxation where such treatment is legally available.  The Company has not at any time made any election or filing to be treated as a Subchapter C corporation for state income Tax purposes since its election under Section 1362(a) of the Code became effective.

(m)          The Company has not had at any time any “net unrealized built-in gain” within the meaning of Section 1374(d) of the Code that would give rise to taxation pursuant to Section 1374 of the Code (or comparable provisions of state law) if all of the assets of the Company were disposed of as of the Closing Date at their respective fair market values.  The Company has not, in the past 10 years, (i) acquired assets from another Person (and has not been treated or required to be treated for Tax purposes as acquiring assets of a Person by reason of change in Tax status of such Person) in a transaction in which the Company’s federal income Tax basis for the acquired assets is required to have been determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of such transferring Person or (ii) acquired the assets of any Person in a transaction or been a party to a reorganization or other in a transaction to which Section 381 of the Code applied, whether by reason of election of qualified subchapter S subsidiary status (within the meaning of Section 1361(b)(3)(B) of the Code) or otherwise; or (iii) become a successor to any Person by reason of any acquisition of a substantial part of the assets of such Person, whether by contract or by operation of Law pursuant to a merger or consolidation or similar transaction.

(n)           The Company (i) is not a party to any joint venture, partnership or other agreement or arrangement which is treated as a partnership for federal income Tax purposes, or (ii) does not own any interest in an entity that either is treated as an entity disregarded as separate from its owner for federal Tax purposes, or is an entity as to which an election pursuant to Treasury Regulations Section 301.7701-3 has been made.

(o)           At all times since its formation, (i) the Company has not had any outstanding options, contracts, indebtedness or other instruments or obligations which could constitute a second class of stock within the meaning of Section 1361(b)(1)(D) of the Code and Treasury Regulations Section 1.1361-1(l), (ii) there have been no binding agreements among the Company and its shareholders or other “governing provisions” within the meaning of Treasury Regulations Section 1.1361-1(l)(2)(i) that had the effect of causing any of the outstanding shares of the Company to have different per share rights to distribution or liquidation proceeds from any other then outstanding shares, and (iii) all distributions by the Company characterized as made with respect to its shares have been proportional to the ownership of the shares of the Company outstanding at the time of each such distribution.  Payments made by the Company to persons who are or were at any time shareholders of the Company, either (i) were made pursuant to a binding agreement with Company (including any binding oral agreement), and the amount payable under such agreement was determined on an arms’ length basis, and to the extent characterized as compensation was paid solely as consideration for services rendered to the Company, or (ii) were not made pursuant to any binding agreement requiring the Company to make such payments.  The Company is not and has not been a party to any binding agreement with respect to compensation payable to any Person who is or has been at any time a shareholder of the Company other than as set forth on Schedule 3.10(o).

(p)           Except as set forth in Schedule 3.10(p), any corporate transferor of assets to the Company since the Company’s formation had in effect at all times since the later of such transferor’s incorporation or December 31, 1996, a valid election under Section 1362(a) of the Code.  No Seller Party knows or has reason to believe, after consultation with tax counsel, that there is any reasonable basis on which the validity of the Company’s status (or such transferor’s status) as an S corporation during the period described in the preceding sentence may be challenged.

3.11         Property.

(a)           The Company owns no real property.  Schedule 3.11(a) sets forth an accurate and complete list of all real property leased by the Company or to which the Company may have any leasehold rights (collectively, the “Facilities”).  True, complete and correct copies of all leases of real property listed on Schedule 3.11(a) have been delivered to the Buyer.  Except as otherwise disclosed on Schedule 3.11(a), no Person other than the owner of such real property and the Company, has any rights (including rights arising under an installment contract, option to purchase, easement, right-of-way, or otherwise) with respect to the Facilities or any part thereof.  All leases set forth on Schedule 3.11(a) are in full force and effect and constitute valid and binding agreements of the parties thereto in accordance with their respective terms.

(b)           Schedule 3.11(b) sets forth an accurate list of all owned and leased personal property included on the Balance Sheet and all other personal property owned or leased by the Company (i) as of the Balance Sheet Date, or (ii) acquired since the Balance Sheet Date, in each case valued in excess of Five Thousand Dollars ($5,000), including an indication as to which assets are currently owned, or were formerly owned, by any current or former Shareholders or Affiliates of the Company.  True, complete and correct copies of all leases of personal property and equipment listed on Schedule 3.11(b) have been delivered to the Buyer.  All of the personal property and equipment listed on Schedule 3.11(b) is in good working order and condition, ordinary wear and tear excepted.  All personal property and equipment used by the Company is either owned by the Company or leased under an agreement listed on Schedule 3.11(b).  All leases set forth on Schedule 3.11(b) are in full force and effect and constitute valid and binding agreements of the Company and the other party or parties thereto in accordance with their respective terms.

(c)           The Company has good and marketable title to all personal property, equipment, lease to the Facility, Contract, Intellectual Property Right and other rights, instruments, privileges and other assets, whether personal, tangible or intangible, that the Company purports to own, including the assets listed on Schedule 3.11(b), the assets reflected on the Company Balance Sheet, and the assets acquired by the Company since the Balance Sheet Date, all of which are free and clear of any and all Encumbrances.  The Company’s assets, taken together, are adequate and sufficient for the operation of its business as it is being currently conducted.  There are no facts or conditions affecting the Company’s assets which could, individually or in the aggregate, reasonably be expected to interfere in any material respect with the use, occupancy or operation thereof as currently used, occupied or operated, or their adequacy for such use.

3.12         Litigation.  Except as set forth on Schedule 3.12, there is no Proceeding pending or, to the Knowledge of any Seller Party, threatened against or affecting the Company or its assets before any court, agency, authority or arbitration tribunal.  Except as set forth on Schedule 3.12, the Company has not received any opinion or legal advice in writing to the effect that it is exposed from a legal standpoint to any Liability or disadvantage which may be material to the business of the Company as previously or presently conducted or as presently proposed to be conducted.  To the Knowledge of any Seller Party, there are no facts that would likely result in any such Proceeding.  Neither the Company nor any of its officers or other employees is subject to or in default with respect to any notice, order, writ, injunction or decree of any Government Authority or arbitration tribunal.

3.13         Compliance with Laws.  The Company has complied at all times and is currently in compliance in all material respects with all Laws and other requirements and policies imposed by any Government Authority, including, but not limited to, the False Claims Act, the anti-fraud provisions of the Contract Disputes Act, the Anti-Kickback Act, the Federal Election Campaign Act, the Sherman Act, the Clayton Act, the Truth in Negotiations Act, the Services Contract Act, the Procurement Integrity Act, the Byrd Amendment (31 U.S.C. § 1352), the Arms Export Control Act, the Export Administration Act of 1979, as amended, the Laws under the administration of the Office of Foreign Asset Control, and any and all applicable privacy Laws. ,   Neither the Company, nor any Seller, nor any of the employees, partners, principals, agents or assignees of the Company or any Seller have committed (or taken any action to promote or conceal) any violation of the Foreign Corrupt Practices Act, 15 U.S.C. sections 78dd-1, -2, or any equivalent foreign Law or otherwise paid or made any bribe, illegal rebate, payoff, influence payment, kickback or other unlawful payment.  The Company has all licenses, permits, approvals, qualifications or the like, from any Government Authority or any Person used in, necessary for or related to the conduct of its business as conducted, all such items are in full force and effect and the Company is and has at all times been in compliance with the terms thereof (other than immaterial licenses, permits, approvals, qualifications or the like required by any Government Authority).  Schedule 3.13(a) sets forth all licenses and permits held by the Company and designates such licenses and permits which terminate or become renewable at any time prior to the first anniversary of the date of this Agreement.  Except as set forth on Schedule 3.13(b), to the Knowledge of any Seller Party, there are no facts or circumstances in existence which are reasonably likely to prevent the Company from renewing each such license and permit.  Except as set forth on Schedule 3.13(c), the Company has not conducted or initiated any internal investigation or made a voluntary or involuntary disclosure to any Government Authority with respect to any alleged act or omission arising under or relating to any noncompliance with Law.  No Seller Party has received any notice or citation for any actual or potential noncompliance with any of the foregoing in this Section 3.13, and, to the Knowledge of any Seller Party, there exists no condition, situation or circumstance, nor has there existed such a condition, situation or circumstance, which, after notice or lapse of time, or both, would constitute noncompliance with or give rise to future Liability with regard to any of the foregoing in this Section 3.13.

3.14         Government Contracts and Other Material Contracts.

(a)           Schedule 3.14(a) lists all Government Contracts and Government Bids, including the name and number of the Government Contract and the applicable solicitation name and number for the Government Bid; for task orders and delivery orders, the name and number of the Government Contract (including any blanket purchase agreement) under which the order was issued or the Government Bid was submitted; the date the Government Contract was awarded; and the scheduled end date of the Government Contract.  Except as set forth on Schedule 3.14(a), the Company has not entered into any Government Contract or submitted any outstanding Government Bid.  True, accurate and complete copies of all Government Contracts and outstanding Government Bids have been delivered to Buyer prior to the date hereof.  All Government Contracts constitute valid and binding obligations of the Company and of the other party or parties thereto, and are fully enforceable in accordance with their terms.

(b)           Schedule 3.14(b) sets forth, as of the date of this Agreement, for each Government Contract, each project with a firm order whereby the contractual value of work not yet performed (funded or unfunded) exceeds $50,000; the contractual value of such work not yet performed thereunder as of such date; and any dollar amounts included that are not yet funded.

(c)           With respect to each Government Contract or Government Bid, (i) the Company has complied in all material respects with all terms and conditions of such Government Contract, including all clauses, provisions and requirements incorporated expressly, by reference or by operation of law therein, (ii) the Company has complied in all material respects with all requirements of all Laws pertaining to such Government Contract, (iii)  all representations and certifications executed by the Company pertaining to such Government Contract or Government Bid were complete and correct as of their effective date and the Company has complied in all material respects with all representations and certifications, (iv) the Company has not submitted any inaccurate, untruthful or misleading cost or pricing data, certification, bid, proposal, report, invoice, claim, or other information to a Government Authority, prime contractor, subcontractor, vendor or any other Person relating to any Government Contract or Government Bid, (v) neither a Government Authority nor any prime contractor, subcontractor, or any other Person has notified the Company, either in writing or orally, that the Company has breached or violated any law, certification, representation, clause, provision or requirement pertaining to such Government Contract or Government Bid, (vi) except as set forth on Schedule 3.14(c), a cancellation, termination for convenience, termination for default, suspension, stop work order, cure notice, or show cause notice is neither currently in effect nor, to the Knowledge of any Seller Party, is such action being proposed or threatened, pertaining to such Government Contract, (vii) no cost claimed or proposed by the Company pertaining to any Government Contract or Government Bid is the subject of any audit or investigation nor, to the Knowledge of any Seller Party, has any such audit or investigation been threatened, (viii) no Seller Party has information that any option with respect to such Government Contract will not be exercised or that any Government Contract will be terminated, cancelled, or will otherwise come to an end prior to the end of its stated term (including all option periods), (ix) to the Knowledge of the Seller Parties, there are no pending recommendations (draft or final) by any Government Authority or auditor thereof that any cost claimed by the Company is unallowable, and (x) all amounts previously charged to or presently carried as chargeable to any cost-reimbursable Government Contract are allowable pursuant to 48 C.F.R. Part 31.  The Company is not in receipt or possession of any competitor or Government Authority’s proprietary or procurement sensitive information under circumstances where there is reason to believe that such receipt or possession is unlawful or unauthorized.  The Company has not misused or disclosed any classified information or any records subject to the Privacy Act (5 U.S.C. § 552a).

(d)           Except as set forth in Schedule 3.14(d), neither the Company nor any of the Company’s directors, officers, employees, nor, to the Knowledge of any Seller Party, any of the Company’s consultants or agents is or has, during the past five (5) years, been under administrative, civil or criminal investigation, indictment or information by any Government Authority or subject to any audit or investigation by the Company with respect to any alleged act or omission arising under or relating to any Government Contract or Government Bid.  During the past five (5) years, no Seller Party has conducted or initiated any internal investigation or made a voluntary disclosure to any Government Authority with respect to any alleged act or omission arising under or relating to a Government Contract or Government Bid.

(e)           Schedule 3.14(e) lists each draft and final audit report received by any Seller Party during the past five (5) years with respect to the audit by or on behalf of any Government Authority of any Government Contract or of any indirect cost, other cost or cost accounting practice of the Company.  The Company has made available to the Buyer correct and complete copies of each such report.

(f)            Except as set forth in Schedule 3.14(f), there exist (i) no outstanding claims against the Company, either by any Government Authority or by any prime contractor, subcontractor, vendor or other Person, arising under or relating to any Government Contract or Government Bid, (ii) no delivery or performance problems with respect to any Government Contract, (iii) no claims or disputes between the Company and any Government Authority or between the Company and any prime contractor, subcontractor, vendor, or other Person, arising under or relating to any Government Contract or Government Bid, (iv) no circumstances in which the Company or any other party to a Government Contract has terminated, cancelled or waived any material term or condition of any Government Contract, (v) no material projected cost overruns on any of the Government Contracts, (vi) no circumstances in which the Company has an interest in any pending or potential claim against any Government Authority or any prime contractor, subcontractor or vendor arising under or relating to any Government Contract or Government Bid, and (vii) no violations of the Anti-Deficiency Act pertaining to any Government Contract.

(g)           Except as set forth in Schedule 3.14(g), no money due to the Company pertaining to any Government Contract has been withheld or set off nor has any claim been made to withhold or set off money and the Company is entitled to all progress payments received with respect thereto, and the Company has not received nor expects to receive any requests with respect to any Government Contract for equitable adjustment.

(h)           The Company has neither been disqualified, debarred, or suspended from participation in the award of contracts with any Government Authority (excluding for this purpose ineligibility to bid on certain contracts due to generally applicable bidding requirements) nor are there facts or circumstances that would warrant the institution of disqualification, suspension, or debarment proceedings or the finding of nonresponsibility or ineligibility on the part of the Company or any director, officer, or employee of the Company.

(i)            The Company’s cost accounting, estimating proposal and indirect rate proposal, confidential and classified information access and maintenance, time-keeping and labor charging, wage classification and Fair Labor Standards Act exemption, and procurement systems and the associated entries reflected in the Company’s financial statements with respect to the Government Contracts and Government Bids are in compliance in all material respects with all applicable laws and Government Contract provisions, including, without limitation, applicable cost principles and applicable cost accounting standards.

(j)            Schedule 3.14(j) contains a complete and correct list of all government-owned property at the Company’s facilities, including tooling and test equipment, provided under, necessary to perform the obligations under, or for which the Company is accountable under the Government Contracts.  All such government-owned equipment is administered, maintained, identified, tracked, used, managed, accounted for and disposed of by the Company in accordance with a government-approved property management system and is in the condition described therein.

(k)           The Company has delivered or made available to the Buyer copies of all written negative past performance evaluations, comments or reviews by any Government Authority or any other Person in connection with any Government Contract which copies were received by or made accessible to the Company in the last three (3) years.

(l)            Each employee, agent, consultant, or representative of the Company required to possess a Government Authority security clearance (“Security Clearance”) to engage in the performance of any Government Contract currently possesses a valid Security Clearance, has not taken or failed to take any action which would result in the termination of such valid Security Clearance, and has possessed such Security Clearance since the date it was required.

(m)          Except as set forth in Schedule 3.14(m), none of the Company’s current Government Contracts was based in part on the Company’s status as a small business (including without limitation, a small disadvantaged business (“SDB”), a woman-owned small business (“WOSB”), or a Small Business Administration (“SBA”) Section 8(a) program participant).  Except as set forth in Schedule 3.14(m), the Company is not claiming eligibility as a small business, including eligibility as an SDB, a WOSB or Section 8(a) Program participant, with respect to any pending Government Bid.  The Company has never been the subject of an SBA certificate of competency, size determination, size protest, size appeal or a review of eligibility for SDB or 8(a) status after initial entry into such program.

(n)           Except for those liens listed on Schedule 3.14(n), made in accordance with 31 U.S.C. § 3727 (as amended), otherwise known as the Assignment of Claims Act, and 41 U.S.C. § 15 (as amended), otherwise known as the Assignment of Contracts Act, the Company has not assigned or otherwise conveyed or transferred, or agreed to assign, convey, or transfer to any Person, any right, title or interest in or to any of the Government Contracts or Government Bids, or any account receivable relating thereto, whether as a security interest or otherwise.

(o)           All technical data, computer software and computer software documentation (as those terms are defined under the Federal Acquisition Regulation and its supplemental regulations) developed, delivered, or used under or in connection with the Government Contracts have been properly and sufficiently marked and protected so that no more than the minimum rights or licenses required under applicable regulations and Government Contract terms, if any, have been provided.  All disclosures, elections, and notices required by applicable regulations and contract terms to protect ownership of inventions developed, conceived or first actually reduced to practice under Government Contracts have been made and provided.

(p)           Schedule 3.14(p) sets forth all of the Company’s contingent fee agreements relating to its Government Authority sales and marketing efforts.  Except as set forth in Schedule 3.14(p), each such arrangement has been properly disclosed to the appropriate Government Authority.

(q)           Schedule 3.14(q) sets forth an accurate and complete list of each Material Contract and the Company has provided the Buyer with a true, correct and complete copy of each Contract required to be disclosed therein.  To the Knowledge of any Seller Party, no Contract has been breached or cancelled by the other party, and no Seller Party has any Knowledge of any anticipated breach by any other party to any Contract (with or without notice or lapse of time).  The Company has performed all the obligations required to be performed by it in connection with the Contracts and is not in default under or in breach of any Contract, and no event has occurred which with the passage of time or the giving of notice or both would (i) result in a default or breach thereunder; (ii) give any Person the right to declare a default or exercise any remedy under any Contract, (iii) give any Person the right to accelerate the maturity or performance of any Contract, or (iv) give any Person the right to cancel, terminate or materially modify any Contract.  The Company has not waived any of its material rights under any Contract and has no present expectation or intention of not fully performing any obligation pursuant to any Contract.  Each Contract is legal, valid, binding, enforceable and in full force and effect and shall continue as such following the consummation of the transactions contemplated hereby.  Except for any Contract or Government Contract specifically designated as such in Schedule 3.14(q), no Contract or Government Contract obligates, nor will any Government Bid or other bid, offer or proposal, if accepted or entered into, obligate, the Company to process, manufacture or deliver products or perform services that shall, or based on the Company’s most current projections, which have been prepared by the Company in good faith, are reasonably expected to, result in a loss to the Company upon completion of performance.  Schedule 3.14(q) contains an accurate and complete description of all material terms of all oral Material Contracts.

(r)            No Person is currently renegotiating, or has the right to renegotiate, any amount paid or payable to the Company under any Contract or any other term or provision of any Contract.

3.15         Environmental and Safety Matters.  The Company has conducted its business at all times in material compliance with all applicable Environmental Laws.  None of the properties currently or, to the Knowledge of any Seller Party, formerly owned, leased or operated by the Company contain any Hazardous Substance in amounts exceeding the levels permitted by applicable Environmental Laws.  No Seller Party has received any notices, demand letters or requests for information from any Government Authority or other Person, which has not heretofore been resolved with such Government Authority or other Person, indicating that the Company may be in violation of, or liable under, any Environmental Law.  There are no Proceedings pending or, to the Knowledge of any Seller Party, threatened against the Company relating to any violation, or alleged violation, of any Environmental Law.  No reports have been filed, or are required to be filed, by the Company concerning the Release of any Hazardous Substance or the threatened or actual violation of any Environmental Law which have not heretofore been resolved.  No Hazardous Substance has been disposed of, Released or transported in violation of any applicable Environmental Law from any properties owned by the Company.  No remediation or, to the Knowledge of any Seller Party, or investigation of Hazardous Substances is occurring at any property owned or operated, or formerly owned or operated, by the Company.  The Company and its properties are not subject to any Liabilities relating to any Proceeding, settlement, court order, administrative order, violation of a regulatory requirement, judgment or claim asserted or arising under any Environmental Law or relating to a violation or alleged violation of any Environmental Law by the Company or any Person.

3.16         Insurance.  Schedule 3.16 lists and briefly describes each insurance policy maintained by, on behalf of, for the benefit of or at the expense of the Company and any claims made thereunder.  The Company has provided copies to the Buyer of all such insurance policies.  All of such insurance policies are in full force and effect, and the Company is not nor has it ever been in default with respect to its obligations under any such insurance policies and the Company has never been denied insurance coverage.  The insurance coverage of the Company is customary for corporations of similar size engaged in similar lines of business.  The Company is current in all of its premiums for its insurance policies.  No Seller Party knows of any threatened termination of, or material premium increase with respect to, any such policies.  No Seller Party has received any notice or other communication regarding any actual or possible (i) cancellation or invalidation of any insurance policy, (ii) refusal of any coverage or rejection of any claim under any insurance policy, or (iii) material adjustment in the amount of the premiums payable with respect to any insurance policy.  Except as set forth on Schedule 3.16, the Company has no self-insurance or co-insurance programs.  There exists no condition, situation or circumstance which, with or without notice or lapse of time, or both, would give rise to or serve as a basis for any claim under any policy mentioned in Schedule 3.16.

3.17         Intellectual Property.

(a)           The Company has sole title to and ownership of or possesses legally enforceable rights to use under valid and subsisting written license agreements, all Company Intellectual Property Rights, and the Company has not misappropriated, is not in conflict with and is not infringing upon the Intellectual Property Rights of others.  The Company is the sole and exclusive owner of the Company Intellectual Property Rights, free and clear of any Encumbrances or other rights or claims of others, except for Third Party Intellectual Property Rights.  To the Knowledge of the Seller Parties, none of the Company Intellectual Property Rights is being infringed by activities, products or services of, or is being misappropriated by, any third party.

(b)           Schedule 3.17(b) lists (i) all patents and patent applications (including provisional applications, continuations and continuations-in-part) and all registered trademarks, service marks, domain names, trade names, fictitious names, service marks and copyright registrations owned by the Company, including the jurisdictions in which each item has been issued or registered or in which such application has been filed, and all material unregistered trademarks owned by the Company; (ii) all material items of Third Party Intellectual Property Rights; and (iii) all agreements or other arrangements under which the Company has provided or agreed to provide or make available object or source code to any Product to any third party, including, without limitation, to end-users (other than pursuant to the Company’s standard form of end-user license or service agreements with its customers, true, correct and complete copies of which have been provided to the Buyer).  The Company has made available to the Buyer correct and complete copies of all registrations and applications and all licenses, sublicenses and agreements relating to the Company Intellectual Property Rights, each as amended to date.  The Company is not a party to any oral license, sublicense or other agreement which, if reduced to written form, would be required to be listed in Schedule 3.17(b) under the terms of this Section 3.17(b).  Each registration relating to Company Intellectual Property Rights (excluding Third Party Intellectual Property Rights) was properly registered and is in good standing and enforceable under applicable Laws, and except as set forth on Schedule 3.17(b)(i), no renewal, fee, payment or other actions are required to be taken with respect to any registration within six (6) months after the date hereof.  Schedule 3.17(b) lists, for each application relating to the Company Intellectual Property Rights (other than Third Party Intellectual Property Rights), the current status of each application and the next steps required to be taken in connection with such application.  The Company has made available to the Buyer copies of the Company’s license agreements and service agreements with its customers.

(c)           Except as set forth in Schedule 3.17(c), with respect to each item of Third Party Intellectual Property Rights and the sale, distribution and licensing of the Products, there are no royalty, commission or other executory payment agreements, arrangements or understandings relating to such item.

(d)           There are no material errors, omissions, issues or defects in the Products, and there are no material errors in any documentation, specifications, manuals, user guides, promotional material, internal notes and memos, technical documentation, drawings, flow charts, diagrams, source language statements, demo disks, benchmark test results, and other written materials related to, associated with or used or produced in the development of the Products.  Except as set forth in Schedule 3.17(d), the Company has not made any material oral or written representations or warranties with respect to its Products or services.  The Company has not permitted any third party to modify, improve or create derivative works of the Products owned by the Company.

(e)           There are no source code escrow agreements or arrangements relating to the Products and Company Intellectual Property Rights to which the Company is a party.

(f)            The Company has used commercially reasonable efforts, customary in the industry, on a worldwide basis, to protect and enforce its trade secrets and otherwise to safeguard and maintain the secrecy and confidentiality of all Company Intellectual Property Rights.  Except as set forth in Schedule 3.17(f), all officers, employees and consultants of the Company who have had access to proprietary information or Company Intellectual Property Rights have executed and delivered to the Company agreements (copies of which have been provided to the Buyer) to maintain the confidentiality of the proprietary information and the Company Intellectual Property Rights and to assign to the Company all Intellectual Property Rights arising from the services performed for the Company by such persons.  No current or prior officers, employees or consultants of the Company have claimed any ownership interest in any Company Intellectual Property Rights as a result of having been involved in the development of such property while employed by or consulting to the Company, or otherwise.  To the Knowledge of any Seller Party, there has been no violation of the policies or practices related to protection of Intellectual Property Rights or any confidentiality or nondisclosure agreement relating to the Company Intellectual Property Rights.  Except as set forth in Schedule 3.17(f) and except for the Third Party Intellectual Property Rights, all Company Intellectual Property Rights have been developed by employees of the Company, within the course and scope of their employment.  Except as set forth in Section 3.17(e), the Products were not conceived or developed outside of the United States.

(g)           To the Knowledge of the Seller Parties, no Person has obtained unauthorized access to third party information and data in the Company’s possession, nor has there been any other compromise of the security, confidentiality or integrity of such information or data.

3.18         Related Party Transactions.  The Company has not extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director or officer (or equivalent thereof) of the Company or any Seller.  No officer or director of the Company nor any Seller has received, nor is entitled to receive, any material compensation from any Person that has engaged in or is engaging in any material transaction with the Company.  Except as set forth on Schedule 3.18, the Company is not a party to any Contract or other commitment or transaction with any Related Party, nor do any Related Parties have any legal or beneficial interest in the assets or property owned or used by the Company, in any Contracts to which the Company is a party, or in any other Person with which the Company is or has been party to a Contract.  Except as set forth on Schedule 3.18, there are no outstanding claims, accounts payable or receivable, intercompany loans, indebtedness, or other Liabilities, between the Company, on the one hand, and any Seller or any Related Parties, on the other hand, and all such Liabilities have been repaid in full.  No Seller or other Related Party conducts any of the Company’s business, directly or indirectly, other than through the Seller’s ownership of the Company.

3.19         Suppliers.  Schedule 3.19 sets forth a list of the Company’s top ten suppliers of goods or services in terms of aggregate purchases by the Company for the last completed fiscal year and for the current fiscal year to date, showing the aggregate amount which the Company paid to each such supplier during such periods.  No such supplier has terminated, or threatened in writing to terminate, its relationship with the Company or has during the last twelve (12) months materially decreased, limited, or changed the terms and conditions for, the supply of its goods or services to the Company, or threatened in writing to do so, other than any termination which has occurred in accordance with the terms of the Contract between the Company and such supplier automatically without any action on the part of any party thereto and not as a result of a breach of such Contract.  Except as set forth on Schedule 3.19, no supplier for the Company is a sole source of supply of any good or service to the Company.

3.20         Bank Accounts; Powers of Attorney.  Schedule 3.20 sets forth a true, correct and complete list of the names and locations of all banks and other financial institutions at which the Company maintains an account or safe deposit box, the names of all Persons authorized to access such accounts or deposit boxes and the names of all Persons holding powers of attorney or other similar authorizations form the Company and a summary statement of the terms thereof.

3.21         Brokers.  Except as set forth on Schedule 3.21, no Person has or will have, as a result of the transactions contemplated by this Agreement, any right, interest or claim against or upon the Buyer, the Company or any Seller for any commission, fee or other compensation payable as a finder or broker because of any act or omission by the Company or any Seller.

3.22         Disclosure.  To the actual knowledge of any Seller Party, no representation or warranty by any Seller Party contained in this Agreement or any certificate to be delivered to the Buyer pursuant to Section 7.1 or 7.2 contains or will contain any untrue statement of a fact or omits or will omit to state any material fact necessary to make any statement herein or therein not misleading.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

As a material inducement to the Buyer to enter into this Agreement, each Seller, jointly and severally, represents and warrants to the Buyer, as of the date hereof and as of the Closing, as follows:

4.1           Formation and Power.  If a Seller is a trust, such trust was duly formed as a trust and is validly existing under the laws of its jurisdiction of its formation.  Such trust has full trust power and authority to own and operate its properties, to conduct its business as conducted, to perform its obligations under contracts by which it is bound and to own Company Common Shares.  The copy of such trust’s trust agreement, which has been furnished to the Buyer, reflects all amendments made thereto at any time prior to the date of this Agreement and is correct and complete.  Such trust is not in default under or in violation of any provision of its respective trust agreement.  The Person named on Schedule 1 hereto as the trustee of such trust is the sole trustee of such trust and has the power and authority to execute and deliver this Agreement and each other document contemplated hereby to which such trust is a party on behalf of such trust.

4.2           Authority for Agreement.  Each Seller has full power, authority and legal right and capacity to enter into and perform such Seller’s obligations under this Agreement and each other document contemplated hereby to which such Seller is or will be a party and to consummate the transactions contemplated hereby and thereby.  If a Seller is a trust, the execution and delivery by such trust, and performance by such trust of obligations under, this Agreement and each other document contemplated hereby to which such trust is a party, and the consummation by such trust of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action on the part of each trust and its trustees.  If a Seller is a trust, no other action on the part of such trust or their respective sole trustees is necessary to approve and authorize the execution, delivery and performance of this Agreement and the other documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby.  This Agreement and the other documents contemplated hereby to which each Seller is a party have been duly executed and delivered by such Seller and are legal, valid and binding obligations of such Seller, enforceable against such Seller in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights in general.

4.3           No Violation to Result.  Except as set forth on Schedule 4.3, the execution, delivery and performance by each Seller of this Agreement and the other documents contemplated hereby and the consummation by each Seller of the transactions contemplated hereby and thereby, do not and will not, directly or indirectly (with or without notice or lapse of time):  (i) (x) violate, breach, conflict with, constitute a default under, accelerate or permit the acceleration of the performance required by any note, bond, mortgage, contract, license, lease or other agreement or arrangement, oral or written, to which such Seller is a party or by which such Seller or such Seller’s assets are bound, (y) with respect to any Seller that is a trust, any of the terms of such trust’s trust agreement or other formation documents, or (z) any Law or other legal requirement of any Government Authority applicable to such Seller; (ii) give any Government Authority or other Person the right to challenge any of the transactions contemplated by this Agreement; or (iii) result in the creation or imposition of any Encumbrance, possibility of Encumbrance, or restriction in favor of any Person upon any of the Shares or any of the properties or assets of the Company.  Other than as set forth on Schedule 4.3, no notice to, filing with, or consent of, any Person is necessary in connection with, nor is any “change of control” provision triggered by, the authorization, approval, execution, delivery or performance by each Seller of this Agreement and the other documents contemplated hereby nor the consummation by such Seller of the transactions contemplated hereby or thereby.  Each Seller has given all notices, made all filings and obtained all consents set forth on Schedule 4.3 or will have done so prior to Closing.

4.4           Company Shares.  The Shareholders are the sole holders of the issued and outstanding shares of the Company and each Shareholder holds of record and beneficially the number of Shares as are set forth opposite such Shareholder’s name on Schedule 3.4(a), free and clear of any Encumbrance (other than restrictions imposed by federal and state securities laws).  Except as set forth on Schedule 3.4(b), there are no proxies, voting rights, shareholders agreements or other agreements or understandings, to which any Seller is a party or by which any Seller is bound, with respect to the voting or transfer of shares of the Company.

4.5           Brokers.  Except as set forth on Schedule 3.21, no Person has or will have, as a result of the transactions contemplated by this Agreement, any right, interest or claim against or upon the Buyer, the Company or any Seller for any commission, fee or other compensation payable as a finder or broker because of any act or omission by any Seller.

4.6           Disclosure.  To the actual knowledge of any Seller Party, no representation or warranty by any Seller Party contained in this Agreement or any certificate to be delivered to the Buyer pursuant to Section 7.1 or 7.2 contains or will contain any untrue statement of a fact or omits or will omit to state any material fact necessary to make any statement herein or therein not misleading.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER

The Buyer represents and warrants to the Sellers, as of the date hereof and as of the Closing, as follows:

5.1           Organization.  The Buyer is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified to do business and in good standing in each jurisdiction where the character or location of its assets or properties owned, leased or operated by it or the nature of its activities makes such qualification necessary.  The Buyer has full corporate power and authority and all material licenses, permits and authorizations necessary to own and operate its properties and to conduct its business as conducted.

5.2           Authority for Agreement.  The Buyer has full power, authority and legal right to enter into and perform its obligations under this Agreement and the other documents contemplated hereby to which the Buyer is or will be a party and to consummate the transactions contemplated hereby and thereby.  The board of directors of the Buyer has duly authorized the execution, delivery and performance of this Agreement and the other documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby.  No other corporate proceedings on the part of the Buyer are necessary to approve and authorize the execution, delivery and performance of this Agreement and the other documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby.  This Agreement and the other documents contemplated hereby to which Buyer is a party have been duly executed and delivered by the Buyer and are legal, valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights in general.

5.3           No Violation to Result.  Except as set forth on Schedule 5.3, the execution, delivery and performance by the Buyer of this Agreement and the other documents contemplated hereby and the consummation by the Buyer of the transactions contemplated hereby and thereby, do not and will not, directly or indirectly (with or without notice or lapse of time):  (i) violate, breach, conflict with, constitute a default under, accelerate or permit the acceleration of the performance required by, (x) any of the terms of the Certificate of Incorporation or Bylaws of the Buyer or any resolution adopted by the board of directors of the Buyer or shareholders of the Buyer, or (y) any note, bond, mortgage, contract, license, lease or other agreement or arrangement, oral or written, to which the Buyer is a party or by which it or its assets are bound; or (z) any Law or other legal requirement of any Government Authority applicable to the Buyer; (ii) give any Government Authority or other Person the right to challenge any of the transactions contemplated by this Agreement; or (iii) result in the creation or imposition of any Encumbrance, possibility of Encumbrance, or restriction in favor of any Person upon any of the properties or assets of the Buyer.  Other than as set forth on Schedule 5.3 or as otherwise expressly set forth herein, no notice to, filing with, or consent of, any Person is necessary in connection with the execution, delivery or performance by the Buyer of this Agreement and the other documents contemplated hereby nor the consummation by the Buyer of the transactions contemplated hereby or thereby.

5.4           Brokers.  No Person has or will have, as a result of the transactions contemplated by this Agreement, any right, interest or claim against or upon any of the Sellers or the Buyer for any commission, fee or other compensation payable as a finder or broker because of any act or omission by the Buyer.

5.5           Disclosure.  To the actual knowledge of the Buyer, no representation or warranty by the Buyer contained in this Agreement or any certificate to be delivered to the Sellers pursuant to Section 8.1 or 8.2 contains or will contain any untrue statement of a fact or omits or will omit to state any material fact necessary to make any statement herein or therein not misleading.

ARTICLE VI
ADDITIONAL AGREEMENTS

6.1           Access to Properties and Records.  The Seller Parties shall, and shall cause their Representatives to, afford to the Buyer and its Representatives, access to all of its assets, properties, books and records and employees in order to afford the Buyer and its Representatives as full an opportunity of review, examination and investigation as shall reasonably be requested of the affairs of the Company, and the Buyer and its Representatives shall be permitted to make extracts from, or take copies of, such books, records (including the share record and minute books) or other documentation as may be reasonably necessary; provided that no such access shall unreasonably interfere with the operations or business of the Company.  The Seller Parties shall furnish or cause to be furnished or cause their Representatives to furnish to the Buyer such reasonable financial and operating data and other information about the Company, its business as presently conducted, as conducted in the past and as presently proposed to be conducted in the future, and properties and assets which the Buyer and its Representatives may reasonably request.  Without limiting the generality of the foregoing, the Seller Parties shall cause Professional Planning Consultants, Inc. (“PPC”) to furnish or provide access to the Buyer, the Company and their respective Representatives to such financial and operating data and documents, including work papers and back up materials, both before and after the Closing, with respect to the most recent interim fiscal period and the prior six (6) fiscal years, or portions thereof, for which PPC provided services to the Company.  No information or knowledge obtained in any investigation pursuant to this Section 6.1 shall affect or be deemed to modify any representation or warranty of any Seller Party contained herein (or in any certificate to be delivered to the Buyer pursuant to Section 7.1 or 7.2) or the conditions to the obligations of the parties to consummate the transactions contemplated by this Agreement.

6.2           Interim Covenants of the Sellers Parties.  From the date of this Agreement until the Closing Date, except to the extent expressly permitted by this Agreement or otherwise consented to by an instrument in writing signed by the Buyer or as otherwise set forth in Schedule 6.2, the Seller Parties shall (i) use their reasonable best efforts to keep intact the Company and its business, as presently conducted, as conducted in the past and as presently proposed to be conducted in the future, and shall not take or permit to be taken or do or suffer to be done anything other than in the ordinary course of the Company’s business as the same is presently being conducted; (ii) use their reasonable best efforts to keep available the services of the directors, officers, employees, independent contractors and agents of the Company, maintain the Company’s insurance policies as currently in effect, retain and maintain good relationships with the Company’s clients and maintain the Company’s assets and the Facilities in good condition; (iii) perform their obligations under the Contracts and comply with Laws; (iv) use their reasonable best efforts to maintain the goodwill and reputation associated with the Company; and (v) to the extent requested by Buyer, take such action as may be required to terminate, contingent on the Closing, any of the Scheduled Benefit Plans before the Closing Date.  Without limiting the generality of the foregoing, except to the extent expressly permitted by this Agreement or otherwise consented to by an instrument in writing signed by the Buyer or as otherwise set forth in Schedule 6.2, the Company shall not, and the Sellers shall not cause, authorize or permit the Company to:

(a)           adopt or propose any change to the Company’s Articles of Incorporation, Code of Regulations or other organizational documents;

(b)           merge or consolidate the Company with any other Person or acquire a material amount of stock or assets of any other Person or effect any business combination, recapitalization or similar transaction;

(c)           sell, lease or dispose of or make any contract for the sale, lease or disposition of or make subject to a security interest or any other Encumbrance, any of the Company’s material properties or assets, other than in the ordinary course of its business, consistent with the representations and warranties contained herein, and not in breach of any of the provisions of this Section 6.2, in each case for a consideration at least equal to the fair value of such property or asset;

(d)           grant any salary increase to, or increase the draw of, any of the officers, directors, employees or agents of the Company, or enter into any new, or amend or alter any existing Benefit Plan, trust agreement or other similar or dissimilar arrangement, or any employment or consulting agreement;

(e)           incur any bank indebtedness or borrowings, except in the ordinary course of its business with respect to its existing line of credit, or issue any commercial paper;

(f)            enter into any leases of real property;

(g)           enter into any leases of equipment and machinery except in the ordinary course of business;

(h)           enter into any Contract (i) which would be required to be listed on Schedule 3.14(q) had it been entered into prior to the date hereof (unless entered into in the ordinary course of business consistent with past practice) or (ii) in which any Affiliate of any Seller Party has any beneficial interest;

(i)            amend or prematurely terminate, or waive any material right or remedy under, any Contract;

(j)            write-off as uncollectible, or establish any extraordinary reserve with respect to, any account receivable or other receivable (without the Buyer’s written consent which shall not be unreasonably withheld);

(k)           authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, convertible or exchangeable securities, commitments, subscriptions, rights to purchase or otherwise) any of the Company’s shares or any other securities;

(l)            redeem, purchase or otherwise acquire, directly or indirectly, any shares of the Company or debt securities or any option, warrant or other right to purchase or acquire any such shares or securities, or declare, accrue, set aside or pay any dividend or other distribution (whether in cash, shares or other property) with respect to such capital shares or securities;

(m)          create, incur or assume any Liability or Indebtedness for Borrowed Money, except in the ordinary course of business and consistent with past practices; or postpone or defer the creation, incurrence, or assumption of any Liability or Indebtedness for Borrowed Money that would otherwise be created, incurred or assumed in the ordinary course of business absent the execution of this Agreement;

(n)           pay or apply any of the Company’s assets to the direct or indirect payment, discharge, satisfaction or reduction of any amount, directly or indirectly, to or for the benefit of any Seller or any Affiliate thereof;

(o)           change any of its methods of accounting or accounting practices in any respect;

(p)           commence or settle any legal proceeding, action, demand, or claim;

(q)           make, amend or revoke any election with respect to Taxes, amend any Tax Return, change any accounting method relating to Taxes, consent to any waiver or extension of any statute of limitations with respect to Taxes or Tax Returns, or settle or compromise any Tax Liability;

(r)            take any action, fail to take any action or enter into any agreement or understanding that causes any Seller Party to be in breach or violation of any of the representations or warranties made in this Agreement or commit a breach of or amend or terminate any Material Contract or any permit, license or other right; and

(s)           agree or commit to do any of the foregoing.

6.3           Publicity and Disclosure.  The Buyer and the Sellers’ Representative shall agree with each other as to the form and substance of any press release, publicity or other public communication related to this Agreement or the transactions contemplated hereby.  No Party shall make any disclosure of this Agreement or the existence, terms and conditions hereof (whether or not in response to an inquiry about the existence or subject matter of this Agreement), unless previously approved by the Buyer.  Notwithstanding the foregoing, nothing contained herein shall prohibit the Buyer from making any disclosure which the Buyer in good faith believes is required by, or advisable according to, applicable Laws, regulations or stock market rules, after using reasonable efforts to give notice to the Sellers’ Representative and an opportunity to comment on such disclosure.

6.4           No Solicitation; No Trading.

(a)           No Seller Party shall, or shall authorize or knowingly permit any Representative who is aware of this Agreement, including without limitation any broker disclosed in Article III or Article IV hereof, to, during the period commencing on the date of this Agreement and ending with the earlier to occur of the Closing or the termination of this Agreement in accordance with its terms, directly or indirectly:  (i) solicit, accept, approve, encourage (including by way of furnishing information), initiate, or respond to the submission of proposals or offers from any Person for, (ii) participate in any discussions or negotiations pertaining to, or (iii) furnish any information to any Person, other than the Buyer, relating to, any acquisition or purchase of all or a material amount of the assets of, or any equity interest in, the Company or a merger, consolidation or business combination involving the Company.  Each Seller Party shall, and shall instruct its Representatives to, discontinue any and all negotiations with any Person with whom any of them is currently engaged regarding any of the above.  If the Company or any Seller receives any unsolicited offer or proposal relating to any of the above, the Company or such Seller shall immediately notify the Buyer thereof, including the identity of the party making such offer or proposal and the specific terms of such offer or proposal, and provide the Buyer with a copy thereof.

(b)           Each of the Seller Parties acknowledge and agree that each is aware (and that each of their respective Representatives is aware or, upon receipt of any material nonpublic information of Buyer, will be advised) of the restrictions imposed by the United States federal securities laws and other applicable foreign and domestic laws on a Person possessing material nonpublic information about a public company.  Each of the Seller Parties hereby agree that while any of them are in possession of such material nonpublic information, none of such Person or Persons shall purchase or sell any securities of the Buyer, communicate such information to any third parties, take any other action in violation of such laws, or cause or encourage any third party to do any of the foregoing.  Each of the Seller Parties also agree that, upon request by the Buyer, each of them will cause their respective Representatives to give a written undertaking to the same effect to the Buyer.

6.5           Notification of Certain Matters.  The Seller Parties (or the Sellers’ Representative on their behalf) shall give prompt notice to the Buyer of (a) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be likely to cause any representation or warranty of any of the Seller Parties contained herein to be untrue or inaccurate in any material respect at or prior to the Closing and (b) any material failure of any Seller Party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by any Seller Party hereunder.  The delivery of any notice pursuant to this Section 6.5 by any Seller Party (or the Sellers’ Representative) shall not, without the express written consent of the Buyer, be deemed to (x) modify the representations or warranties hereunder of any Seller Party, (y) modify the conditions set forth in Article VII or (z) limit or otherwise affect the remedies available hereunder to the Buyer.  The Buyer shall give prompt notice to the Sellers’ Representative of (a) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be likely to cause any representation or warranty of the Buyer contained herein to be untrue or inaccurate in any material respect at or prior to the Closing and (b) any material failure of the Buyer to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by the Buyer hereunder.  The delivery of any notice pursuant to this Section 6.5 by the Buyer shall not, without the express written consent of the Sellers’ Representative, be deemed to (x) modify the representations or warranties hereunder of the Buyer, (y) modify the conditions set forth in Article VIII or (z) limit or otherwise affect the remedies available hereunder to the Sellers’ Representative or any Seller.

6.6           Tax Matters.

(a)           Post-Closing Tax Returns; Tax Indemnity.  The Buyer shall properly and accurately prepare (or cause to be prepared) and file (or cause to be filed) each Tax Return required to be filed by the Company after the Closing Date for a taxable period beginning before the Closing Date; provided; that, if requested by the Seller’s Representative, at the Sellers’ expense, the Buyer shall make commercially reasonable efforts to engage PPC to prepare the income Tax Returns of the Company for any taxable period ending on or before the Closing Date.  To the extent any Tax shown as due on such Tax Return is payable by any Seller (taking into account indemnification obligations hereunder), (i) such Tax Return shall be prepared in a manner consistent with the prior practice of the Company unless otherwise required by applicable Tax Laws; (ii) such Tax Return shall be provided to the Sellers’ Representative at least thirty (30) days prior to the due date for filing such return (or, if required to be filed within thirty (30) days of the Closing, as soon as possible following the Closing); and (iii) the Sellers’ Representative shall have the right to review and comment on such Tax Return.  Pursuant to, and to the extent of, the indemnity obligation in Section 9.1(viii), promptly upon request by the Buyer, the Sellers shall pay to the applicable Buyer Indemnified Party the amount of any Taxes paid or required to be paid by the Company that are attributable to any taxable period beginning on or before the Closing Date, provided however that with respect to a taxable period ending after the Closing Date, such indemnity shall be limited to the Taxes attributable to the portion of such period ending on the Closing Date as described in Section 6.6(b).  For avoidance of doubt, all Taxes attributable to the Section 338(h)(10) Elections shall be considered to be allocable to the taxable period or portion thereof ending on the Closing Date, and subject to the indemnification by the Sellers pursuant to Section 9.1(viii).  To the extent permitted by applicable law, the Sellers shall include any income, gain, loss, deduction or other Tax items for such periods on their Tax Returns in a manner consistent with the Schedule K-1s furnished to the Sellers with respect to the Company.

(b)           Allocation of Taxes.  The Sellers, the Buyer and the Company shall, to the extent permitted by applicable Law, cause the taxable period of the Company to end as of the close of the Closing Date.  The Buyer shall not cause the Company to take any actions on the Closing Date after the Closing that are out of the ordinary course of business, except as contemplated by this Agreement.  For purposes of this Agreement, Company Taxes incurred with respect to a taxable period that includes but does not end on the Closing Date, shall be allocated to the portion of the period ending on the Closing Date (i) except as provided in (ii) and (iii) below, to the extent feasible, on a specific identification basis, according to the date of the event or transaction giving rise to the Tax, and (ii) except as provided in (iii) below, with respect to periodically assessed ad valorem Taxes and Taxes not otherwise feasibly allocable to specific transactions or events, in proportion to the number of days in such period occurring before the Closing Date compared to the total number of days in such period, and (iii) in the case of any Tax based upon or related to income or receipts, in an amount equal to the Tax which would be payable if the relevant taxable period ended on the Closing Date (for the elimination of doubt, Taxes incurred by reason of the transactions contemplated by this Agreement shall be allocated to the portion of the period ending on the Closing Date).  Any credits relating to a taxable period that begins before and ends after the Closing Date shall be taken into account as though the relevant taxable period ended on the Closing Date.  All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practices of the Company.

(c)           Transfer Taxes, Etc.  All Transfer Taxes incurred in connection with the transactions contemplated by this Agreement shall be paid by the Sellers when due.  The Sellers shall, at their own expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes.  If required by applicable law, the Buyer shall, and shall cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

(d)           Cooperation, Access to Information, and Record Retention.  The Sellers, the Company and the Buyer shall cooperate as and to the extent reasonably requested by any other Party hereto in connection the preparation and filing of Tax Returns as provided herein and any Proceeding with respect to Taxes.  Such cooperation shall include the provision of records and information which are reasonably relevant to any such Tax Return, Proceeding with respect to Taxes and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  The Sellers, the Buyer and the Company shall (i)  retain all books and records with respect to Company Taxes (including Tax Returns) relating to any taxable period beginning before the Closing Date until ninety (90) days after the expiration of the applicable statute of limitations (including waivers and extensions) for assessment of Taxes, and (ii) give the other parties hereto reasonable written notice prior to transferring, destroying or discarding any such books and records and, if another party so requests, allow the other party to take possession of such books and records.

(e)           Termination of Tax Sharing Agreements.  All obligations of the Company under all Tax sharing agreements or similar agreements shall have been terminated on or before the Closing Date and, after the Closing Date, the Company shall not be bound thereby or have any Liability thereunder.

(f)            Tax Proceedings.  Any Party who receives any notice of a pending or threatened Tax audit, assessment, or adjustment against or with respect to the Company which may give rise to Liability of another Party hereto, shall promptly notify such other Party within ten (10) business days of the receipt of such notice.  The Parties each agree to consult with and to keep the other Parties hereto informed on a regular basis regarding the status of any Tax audit or proceeding to the extent that such audit or proceeding could affect a Liability of such other Parties (including indemnity obligations hereunder).  The Sellers’ Representative shall have the right to represent the Company’s interests in any Tax audit or administrative or judicial proceeding and to employ counsel of its choice, but reasonably satisfactory to Buyer, at the Sellers’ expense, but only to the extent such audit or other proceeding pertains to Tax periods ending on or before the Closing Date.  Buyer shall have the right to participate in such proceeding at its own expense, and shall be entitled to control the disposition of any issue involved in such proceeding which does not affect a potential Liability of the Sellers.  Both the Buyer and the Sellers (through the Sellers’ Representative) shall be entitled to represent their respective interests in light of their responsibilities (including indemnity obligations) for the related Taxes, at their own expense, in any audit or administrative or judicial proceedings involving a Tax period that includes but does not end on the Closing Date.  Notwithstanding the foregoing provisions of this Section 6.6, the Sellers’ Representative shall not, without the Buyer’s consent, agree to any settlement with respect to any Tax if such settlement could adversely affect any Tax Liability of the Buyer, any Affiliate of the Buyer, or (with respect to any taxable period (or portion thereof) beginning after the Closing Date) the Company.  Except as provided in this Section 6.6 the provisions of Article IX including the provisions therein addressing settlement authority, shall govern the manner in which Tax audit or administrative or judicial proceedings are resolved.

(g)           Section 338(h)(10) Elections.  The Sellers will join with the Buyer in making an election under Section 338(h)(10) of the Code (and any corresponding elections under state or local Tax law) (collectively, the “Section 338(h)(10) Elections”) with respect to sale and purchase of the Shares under this Agreement.  The Buyer shall be responsible for the preparation and filing of all forms and documents required in connection with the Section 338(h)(10) Elections and shall provide the Sellers with properly completed copies of Form 8023 (and any corresponding state or local Tax forms) prior to the Closing Date.  The Sellers agree to execute and deliver to the Buyer on the Closing Date any such forms that are or have been provided by the Buyer for execution and to promptly execute such other forms as may be reasonably requested by the Buyer thereafter in connection with making or perfecting the Section 338(h)(10) Elections.  The Parties shall cooperate fully with each other and make available to each other such Tax data and other information as may be reasonably required by the Buyer or the Sellers in order to timely file the Section 338(h)(10) Elections.

(h)           Purchase Price Allocation.  The Parties agree that the consideration to be paid pursuant to Article I of this Agreement and other items properly includible in the deemed sales price of the assets of the Company pursuant to the Section 338(h)(10) Elections shall be allocated, for Tax purposes, among the Company’s assets in a manner consistent with the provisions of Section 338 and Section 1060 of the Code and all regulations promulgated thereunder.  Before the Closing Date, the Parties shall set forth on Schedule 6.6(h), the fair market value of the assets of the Company that the Parties agree will be used to allocate such consideration in connection with any Section 338(h)(10) Election.  The Buyer shall prepare IRS Form 8883 for inclusion with the federal income Tax Return of the Company ending on the Closing Date and any similar allocation required under state, local, or foreign law (collectively, “IRS Form 8883”).  The Buyer shall permit the Sellers’ Representative to review and comment on IRS Form 8883 for thirty (30) days.  If the Seller shall disagree with the IRS Form 8883, then the Seller shall give notice of such to the Buyer within such 30-day period.  Thereafter, the Parties shall work together to try to resolved such dispute.  If the Parties are unable to resolve such dispute within ten (10) days of the Seller giving such notice to Buyer, then the dispute shall be submitted to the Accounting Firm for a final determination.  The fees and expenses of the Accounting Firm shall be allocated to be paid by the Buyer and/or the Seller, respectively, based upon the percentage which the portion of the contested amount not awarded to each Party bears to the amount actually contested by such Party, as determined by the Accounting Firm..  The Company, the Sellers and the Buyer agree to report this transaction for federal Tax purposes as a valid election under Section 338(h)(10) and in accordance with IRS Form 8883 as ultimately filed, and shall not take any position or action inconsistent therewith upon examination of any Tax Return, in any refund claim, in any audit, Proceeding or otherwise; provided, however, that if, in any audit of any Tax Return of the Sellers, the Company or the Buyer by a Government Authority, the fair market values are finally determined to be different from the relevant IRS Form 8883, as adjusted, the Buyer, the Company and the Sellers may (but shall not be obligated to) take any position or action consistent with the fair market values as finally determined in such audit.

(i)            Refunds.  Any income Tax refunds that are received by the Buyer or the Company, and any credits against income Tax to which the Buyer or the Company become entitled, that relate to income Tax periods or portions thereof ending on or before the Closing Date shall be for the account of the Sellers, and the Buyer shall pay over to the Sellers any such refund or the amount of any such credit within 15 days after receipt or crediting for the benefit of the Company or Buyer.  In addition, to the extent that a claim for refund or a proceeding results in a payment or credit against income Tax by a taxing authority to the Buyer or the Company of any amount accrued on the Closing Balance Sheet, the Buyer shall pay such amount to the Sellers within 15 days after receipt or crediting for the benefit of the Company or the Buyer.  Notwithstanding the foregoing, payment shall be made to the Sellers under this Section 6.6(i) only to the extent that the refund or credit of overpaid Taxes relates to taxable periods or portions thereof ending on or before the Closing Date and represents Taxes that (i) have actually been paid by Sellers or the Company either directly or through indemnity payment to the Buyer (but limited in the case of the Company to payments made before the Closing Date), and (ii) exceed any amount included as an asset in the Closing Balance Sheet in respect of the Company’s right to refund or credit of such overpaid Taxes).  Any payments made under this Section 6.6(i) shall be net of any Taxes payable by the Company or the Buyer with respect to the receipt of such refund, credit or interest thereon.

(j)            Characterization of Indemnity Payments.  The Buyer and the Sellers agree to treat any payments made pursuant to this Section 6.6 as an adjustment to the Purchase Price.

6.7           Litigation Support.  In the event and for so long as any Party actively is contesting or defending against any charge, complaint or other Proceeding by any Person not a Party hereto in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction on or prior to the Closing Date involving the Company, each of the other Parties will cooperate with such Party or its counsel in the contest or defense, make available its personnel, and provide such testimony and access to its books and records as shall be necessary in connection with the contest or defense, including entering into a joint defense agreement or confidentiality agreement with respect thereto, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Article IX below).

6.8           Reasonable Efforts.  Each Party agrees to use all reasonable efforts promptly to take, or cause to be taken, all actions and do or cause to be done all things necessary, proper or advisable under applicable Laws and regulation to (a) obtain all consents, approvals or actions of, make all filings with and give all notices to Government Authorities (including, without limitation, those required by the Hart-Scott-Rodino Act) or any other public or private third parties required to consummate the Share Purchase and the other matters contemplated hereby, (b) provide such other information and communications to such Government Authorities or other public or private Persons as the other Party or such Government Authorities or other public or private Persons may reasonably request in connection therewith, and (c) consummate and make effective the transactions contemplated by this Agreement including the satisfaction of all conditions hereto.

6.9           Company Employees.  Each of the Seller Parties agrees that promptly after the date hereof it shall allow the Buyer to make a presentation to the Company’s employees listed on Schedule 6.9 and, at the Buyer’s option, interview such employees for continued employment with the Company after the Closing.  Each of the Seller Parties will use all reasonable efforts to cause such Company’s employees to make available their employment services to the Company after the Closing.

6.10         Payment of Obligations.  Prior to the Closing, each Seller and each of the officers, directors, employees and Affiliates of the Company shall repay in full, in accordance with their terms, all debts and other obligations, if any, owed to the Company.

6.11         Unreasonable Dissipation of Assets.  The Sellers acknowledge and agree that the Sellers have indemnification and other obligations under this Agreement that survive the Closing.  Each of the Sellers agrees not to take any action that would frustrate or defeat the Buyer’s rights or ability to enforce the Sellers’ obligations hereunder or unreasonably dissipate their assets; provided, however, that the administration of the trusts identified as GRAT trusts on Schedule 1 (List of Shareholders) as required in accordance with their terms shall not violate the provisions of this sentence.

6.12         Disclosure Schedules.

(a)           To the extent that any matter arises or comes into existence between the date hereof and the Closing that is required to be described by any Seller Party in the Seller Party Disclosure Schedules in order for such schedules to be true and correct in all material respects at and as of the Closing, it is understood and agreed that, from time to time prior to the Closing, the Sellers’ Representative may propose to amend, supplement or revise the Seller Party Disclosure Schedules with respect to any such matter.  If the Buyer reasonably determines that an amendment, supplement or revision proposed by the Sellers’ Representative satisfies the terms and conditions of this Section 6.12(a), such amendment, supplement or revision shall be effective for purposes of the indemnification obligations set forth in Section 9.1(a)(i) with respect to representations and warranties made at the Closing, but shall in no way be effective for purposes of amending, supplementing or revising any representation or warranty made as of the date hereof, or otherwise curing any misrepresentation made as of the date hereof, and shall be disregarded for purposes of Section 7.1 and Section 11.1(a)(ii).

(b)           To the extent that any matter arises or comes into existence between the date hereof and the Closing that is required to be described by the Buyer in the Buyer Disclosure Schedules in order for such schedules to be true and correct in all material respects at and as of the Closing, it is understood and agreed that, from time to time prior to the Closing, the Buyer may propose to amend, supplement or revise the Buyer Disclosure Schedules with respect to any such matter.  If the Sellers’ Representative reasonably determines that an amendment, supplement or revision proposed by the Buyer satisfies the terms and conditions of this Section 6.12(b), such amendment, supplement or revision shall be effective for purposes of the indemnification obligations set forth in Section 9.1(b)(i) with respect to representations and warranties made at the Closing, but shall in no way be effective for purposes of amending, supplementing or revising any representation or warranty made as of the date hereof, or otherwise curing any misrepresentation made as of the date hereof, and shall be disregarded for purposes of Section 8.1 and Section 11.1(a)(i).

6.13         Further Assurances.  Each Seller and the Company will, either prior to or after the Closing, execute such further documents, deeds, bills of sale, assignments and assurances and take such further actions as may reasonably be required by Buyer to consummate the Share Purchase, to vest the Buyer with full title to all shares of the Company and all assets, properties, privileges, rights, approvals, immunities and franchises of the Company and its business or to effect the other purposes of this Agreement.

ARTICLE VII
CONDITIONS TO THE BUYER’S OBLIGATIONS

All obligations of the Buyer under this Agreement are subject to the fulfillment and satisfaction, prior to or at the time at which the Closing Date is scheduled to occur, of each of the following conditions precedent, any one or more of which may be waived, in part or in full, by the Buyer in writing.

7.1           Representations and Warranties True at the Closing Date.  All of the representations and warranties of each of the Seller Parties contained in this Agreement shall have been true and correct in all material respects on and as of the date hereof and shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date (provided that those representations and warranties that are specifically made as of a particular calendar date or as of the date hereof shall be true, correct and complete in all material respects as of such date), except to the extent that such representations and warranties are qualified by the term “material,” or contain terms such as “Material Adverse Effect” or “Material Adverse Change,” in which case such representations and warranties (as so written, including the term “material” or “Material”) shall have been true, correct and complete in all respects on and as of the date hereof and shall be true, correct and complete in all respects on and as of the Closing Date (provided that those representations and warranties that are specifically made as of a particular calendar date or as of the date hereof shall be true, correct and complete in all respects as of such date).  Each Seller Party shall have executed and delivered to the Buyer a certificate as of the Closing to such effect.  Each Seller Party shall have also certified pursuant to such certificate that, except as set forth therein, none of the Products distributed by the Company contains any software code that is licensed under any terms or conditions and used in a manner that requires that such software be (i) made available or distributed in source code form, (ii) licensed for the purpose of making derivative works, (iii) licensed under terms that allow reverse engineering, reverse assembly or disassembly of any kind, (iv) redistributable by a licensee at no charge, or (v) otherwise licensed pursuant to an open source license agreement such as the GNU general public license or lesser general public license, BSD, Mozilla or Apache license agreements.

7.2           Performance.  All of the terms, covenants, agreements and conditions of this Agreement to be complied with, performed or satisfied by any Seller Party on or before the Closing Date shall have been duly complied with, performed or satisfied on or before such date in all material respects, except to the extent that any such covenants are qualified by the term “material,” or contain terms such as “Material Adverse Effect,” in which case the Seller Parties shall have performed and complied with all of such covenants (as so written, including the term “material” or “Material”) in all respects on or before the Closing Date.  Each Seller Party shall have executed and delivered to the Buyer a certificate as of the Closing to such effect.

7.3           No Litigation.  No temporary restraining order, preliminary or permanent injunction or other order or judgment issued by any court of competent jurisdiction or other legal or regulatory restraint or provision challenging the transactions contemplated hereunder or limiting or restricting the conduct or operation of any Seller Party following the Closing shall be in effect, nor shall any Proceeding seeking any of the foregoing be pending.  There shall be no Proceeding of any nature, pending or threatened, against the Buyer or any Seller Party, their respective properties or any of their respective officers or directors, that could have a Material Adverse Effect on the Company or the Buyer.

7.4           No Material Adverse Effect. There shall have been (i) no effect, event or change which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on the Company or the Buyer and (ii) except as set forth in Schedule 3.9(a)(iii), no resignations or terminations of, or indications of an intention or plan to resign, employment by an executive officer or any material number of management level or senior technical Company Employees.

7.5           Governmental, Regulatory and Other Consents and Approvals.  All consents, approvals, assignments and actions of, filings with and notices to any Government Authority or any other public or private Persons required of any Seller Party or the Buyer to consummate the Closing and the other matters contemplated hereby shall have been obtained, including, without limitation, the expiration or termination without the objection of any of the relevant federal authorities of all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act.

7.6           Buyer’s Review.  The Buyer shall be fully satisfied in its sole and absolute discretion with the results of its review of, and its other due diligence investigations with respect to certain matters expressly designated as such on Appendix C.

7.7           Credit Agreement Consent.  The Buyer shall have received the Credit Agreement Consent; provided, however, that the condition in this Section 7.8 shall expire on June 30, 2007.

7.8           Closing Deliveries of the Sellers and the Company.  At the Closing, the Company and each of the Sellers, as appropriate, shall have performed and delivered the following, subject to waiver, in part or in full, by the Buyer:

(a)           each Shareholder shall have delivered the certificate(s) representing the Shares that it owns, free and clear of any Encumbrance, all of which certificates delivered by all of the Shareholders representing all of the Shares, each such certificate accompanied by a stock power duly endorsed in blank or accompanied by a duly executed instrument of transfer;

(b)           the Seller Parties shall have repaid or satisfied all of the Indebtedness for Borrowed Money and Non-Ordinary Course Liabilities set forth or required to be set forth on the Estimated Balance Sheet; and the Company shall have delivered full releases of record, to the reasonable satisfaction of the Buyer, of all Encumbrances securing any such Indebtedness for Borrowed Money and Non-Ordinary Course Liabilities of the Company which have been paid in full prior to or at the Closing, and shall deliver termination statements relating to all financing statements covering such Indebtedness for Borrowed Money and Non-Ordinary Course Liabilities;

(c)           the Sellers’ Representative and the Escrow Agent shall have executed and delivered the Escrow Agreement;

(d)           each of the key employees listed on Exhibit B shall have executed and delivered to the Buyer a non-competition and non-solicitation agreement in the form attached hereto as Exhibit C;

(e)           each of the Sellers and each of the officers, directors, employees and Affiliates of the Company shall have delivered evidence of repayment in full in accordance with their terms all debts and other obligations, if any, owed by any of them to the Company;

(f)            each director and officer of the Company shall have delivered to the Company his or her respective resignation as a director and officer of the Company (but not as an employee of the Company) and his or her respective revocation of any power of attorney, all of which shall be effective as of the Closing;

(g)           the Company and the Sellers shall have delivered to the Buyer the original books of account, minute books, minutes and other records of all meetings of the Company, the corporate seal of the Company and such other documents, records, keys and other items as shall be necessary for the operation of the business of the Company;

(h)           the Company shall have executed and delivered to the Buyer a certificate of its secretary, setting forth the resolutions of its directors and shareholders (or other evidence reasonably satisfactory to the Buyer) authorizing the execution, delivery and performance of this Agreement and the other documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby, and certifying that such resolutions have not been amended or rescinded and are in full force and effect;

(i)            the Company shall have delivered to the Buyer a good standing certificate from the jurisdiction of its incorporation and from each state in which it is qualified to do business, and its certified charter documents, each dated as of a date reasonably close to the date hereof;

(j)            the Company and each Seller, as applicable, shall have delivered to the Buyer all consents, licenses, permits and approvals as set forth on Schedule 7.8(j);

(k)           the Seller Parties shall have delivered to the Buyer an opinion of legal counsel in the form attached hereto as Exhibit D;

(l)            the Sellers, each former shareholder of the Company and the Company shall have executed and delivered an agreement, in form and substance satisfactory to the Buyer in its sole discretion, pursuant to which the Buy-Sell Agreement shall be terminated and of no force and effect as of the Closing and no party thereto shall have any rights or obligations thereunder;

(m)          the Sellers and the other party to the Lease Agreement shall have executed and delivered the Lease Agreement, or any amendment thereto, such that the rental rates, terms and conditions thereunder are consistent with local market rental rates, terms and conditions.

(n)           LOGTEC Foundation, LOGTEC Investment Partners, LLC and LOGTEC Partners shall have executed and delivered to the Company a waiver and release of all Liabilities and obligations owed to any of them by the Company, in form and substance satisfactory to the Buyer in its sole discretion; provided, however, LOGTEC Investment Partners, LLC shall not be required to waive such obligations of the Company under the Lease Agreement which commence on or after the Closing Date.

(o)           the Company shall have filed Forms 5500 with the Department of Labor for the Company’s medical, dental, disability, vision, life and accidental death and dismemberment, and any other ERISA plans with the Department of Labor pursuant to the Delinquent Filer Voluntary Compliance Program, as applicable, for plan years 2004, 2005 and 2006, and shall have paid all fees and penalties due, payable or otherwise associated with such filings;

(p)           the Company’s Supplemental Executive Retirement Plan (the “SERP”) and each of the individual participant agreements thereunder and any related agreements or policies shall have been terminated and of no force and effect as of the Closing and each of the individual current participants in the SERP shall have been paid all amounts due under the SERP and shall have provided executed releases to the Company in form and substance reasonably acceptable to the Buyer;

(q)           PPC and the Company shall have executed and delivered an agreement, in form and substance satisfactory to the Buyer in its sole discretion, pursuant to which the Agreement for Services, dated January 1, 2007, by and between PPC and the Company shall be terminated and of no force and effect, effective immediately as of the Closing, and no party thereto shall have any rights or obligations thereunder (except that PPC shall have the obligations set forth in Section 6.1 hereof).

(r)            the Sellers shall have delivered Certificates of Insurance issued by the insurers under the insurance policies listed on Schedule 7.8(r) certifying that (i) each such insurance policy is in full force and effect on the Closing Date and (ii) the Buyer has been added as an additional insured and such insurance coverage shall continue for all claims or occurrences occurring on or prior to the Closing Date; and

(s)           each Seller shall have executed and delivered a FIRPTA Certification, which (i) states that such Seller is not a foreign person, (ii) sets forth such Seller’s name, identifying number and address, and (iii) is signed by such Seller under penalties of perjury, meeting the requirement of Treasury Regulation Section 1.1445-2(b)(2); and the Company shall have executed and delivered a properly executed FIRPTA Notification Letter, which states that the Shares do not constitute “United States real property interests” under Section 897(c) of the Code, for purposes of satisfying Buyer’s obligations under Treasury Regulation Section 1.1445-2(c)(3) and a form of notice to the IRS in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2), along with written authorization for Buyer to deliver such notice form to the IRS on behalf of the Company.

ARTICLE VIII
CONDITIONS TO THE COMPANY’S AND THE SELLERs’ OBLIGATIONS

All obligations of the Company and the Sellers under this Agreement are subject to the fulfillment and satisfaction, prior to or at the time at which the Closing Date is scheduled to occur, of each of the following conditions precedent, any one or more of which may be waived, in part or in full, by the Sellers’ Representative in writing.

8.1           Representations and Warranties True at the Closing Date.  All of the representations and warranties of the Buyer contained in this Agreement shall have been true and correct in all material respects on and as of the date hereof and shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date (provided that those representations and warranties that are specifically made as of a particular calendar date or as of the date hereof shall be true, correct and complete in all material respects as of such date), except to the extent that such representations and warranties are qualified by the term “material,” or contain terms such as “Material Adverse Effect” or “Material Adverse Change,” in which case such representations and warranties (as so written, including the term “material” or “Material”) shall have been true, correct and complete in all respects on and as of the date hereof and shall be true, correct and complete in all respects on and as of the Closing Date (provided that those representations and warranties that are specifically made as of a particular calendar date or as of the date hereof shall be true, correct and complete in all respects as of such date).  The Buyer shall have executed and delivered to the Sellers a certificate as of the Closing to such effect.

8.2           Performance.  All of the terms, covenants, agreements and conditions of this Agreement to be complied with, performed or satisfied by the Buyer on or before the Closing Date shall have been duly complied with, performed or satisfied on or before such date in all material respects, except to the extent that any such covenants are qualified by the term “material,” or contain terms such as “Material Adverse Effect,” in which case the Seller Parties shall have performed and complied with all of such covenants (as so written, including the term “material” or “Material”) in all respects on or before the Closing Date.  The Buyer shall have executed and delivered to the Sellers a certificate as of the Closing to such effect.

8.3           No Litigation.  No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or provision challenging the transactions contemplated hereunder shall be in effect, nor shall any Proceeding seeking any of the foregoing be pending.

8.4           Closing Deliveries of the Buyer.  At the Closing, the Buyer shall have performed and delivered the following, subject to waiver, in part or in full, by the Sellers’ Representative:

(a)           the Buyer shall have executed and delivered a certificate of its secretary, setting forth the resolutions of its directors (or other evidence reasonably satisfactory to the Sellers’ Representative) authorizing the execution and delivery of this Agreement and the documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby, and certifying that such resolutions have not been amended or rescinded and are in full force and effect; and

(b)           the Buyer and the Escrow Agent shall have executed and delivered the Escrow Agreement.

ARTICLE IX
INDEMNITY

9.1           General Indemnification.

(a)           Each Seller, jointly and severally, covenants and agrees to indemnify, defend, protect and hold harmless the Buyer Indemnified Parties from, against and in respect of all Damages suffered, sustained, incurred or paid by any Buyer Indemnified Party, in each case in connection with, resulting from or arising out of, directly or indirectly (whether or not involving a third party claim):  (i) the Breach of any representation or warranty made by any Seller Party set forth in this Agreement or in any certificate to be delivered by any Seller Party pursuant to Section 7.1 or 7.2; (ii) the Breach of any covenant or agreement on the part of any Seller Party set forth in this Agreement or in the Escrow Agreement; (iii) any Liability with respect to any matter described on Appendix C; (iv) any Indebtedness for Borrowed Money of the Company, any Non-Ordinary Course Liabilities of the Company and any other Liability of the Company (other than current Liabilities reflected on the Closing Balance Sheet as finally determined pursuant to Section 1.4); (v) the Benefit Plans and any and all benefits accrued under the Benefit Plans as of the Closing Date and any and all other Liabilities arising out of, or in connection with the form or operation of the Benefit Plans on or prior to the Closing Date; (vi) any and all Liabilities resulting from any litigation or other Proceeding, pending or threatened, against the Company or arising out of the operations of the Company on or prior to the Closing Date including, without limitation, any such matter listed on Schedule 3.12; (vii) any Liability of any Seller or any of their Affiliates (other than the Company); (viii) any and all Liabilities for Taxes (A) in connection with or arising out of the Company’s activities or business on or prior to the Closing Date (determined, with respect to Tax periods that begin before and end after the Closing Date, in accordance with the allocation provisions of Section 6.6(b)) in excess of the amount of such Taxes reflected as a current liability in the computation of Closing Working Capital, or (B) owing by any Person other than the Company for which the Company may be liable, including, without limitation (x) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), (y) as a transferee or successor, or (z) by contract, or (C) resulting from a Breach by any Seller Party of any provision of Section 6.6; and (ix) enforcing the indemnification rights with respect to any valid claim of the Buyer Indemnified Parties hereunder.

(b)           The Buyer covenants and agrees to indemnify, defend, protect and hold harmless the Seller Indemnified Parties from, against and in respect of all Damages suffered, sustained, incurred or paid by any Seller Indemnified Party, in each case in connection with, resulting from or arising out of, directly or indirectly (whether or not involving a third party claim):  (i) the Breach of any representation or warranty made by the Buyer set forth in this Agreement or in any certificate to be delivered by the Buyer pursuant to Section 8.1 or 8.2; or (ii) the Breach of any covenant or agreement on the part of the Buyer set forth in this Agreement or in the Escrow Agreement.

9.2           Indemnification Procedures.  In the event of the assertion or commencement by any Person of any Proceeding (whether against Buyer or against any other Person) with respect to which any Indemnified Party may be entitled to indemnification pursuant to this Article IX, the Indemnified Party shall have the right, at its election, to proceed with the defense (including settlement or compromise) of such Proceeding on its own; provided, however, that if the Indemnified Party settles or compromises any such claim or legal proceeding without the consent of the Indemnifying Party, such settlement or compromise shall not be conclusive evidence of the amount of Damages incurred by the Indemnified Party in connection with such Proceeding (it being understood that if the Indemnified Party requests that the Indemnifying Party to consent to a settlement or compromise, the Indemnifying Party shall act reasonably in determining whether to provide such consent).  The Indemnified Party shall give the Indemnifying Party prompt notice after it becomes aware of the commencement of any such Proceeding against the Indemnified Party; provided, however, any failure on the part of the Indemnified Party to so notify the Indemnifying Party shall not limit any of the obligations of the Indemnifying Party, or any of the rights of any Indemnified Party, under this Article IX (except to the extent such failure materially adversely prejudices the defense of such claim or legal proceeding).  If the Indemnified Party does not elect to proceed with the defense (including settlement or compromise) of any such Proceeding, the Indemnifying Party may proceed with the defense of such Proceeding with counsel reasonably satisfactory to the Indemnified Party; provided, however, that the Indemnifying Party may not settle or compromise any such Proceeding without the prior written consent of the Indemnified Party (which consent may not be unreasonably withheld).  No Buyer Indemnified Party (other than Buyer or any successor thereto or assign thereof) and no Seller Indemnified Party (other than the Sellers’ Representative) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless, in the case of the Buyer Indemnified Parties, the Buyer (or any successor thereto or assign thereof) shall have consented to the assertion of such indemnification claim or the exercise of such other remedy, or, in the case of the Seller Indemnified Parties, the Sellers’ Representative shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.  Nothing herein shall be deemed to prevent the Indemnified Party from making a claim, and an Indemnified Party may make a claim hereunder, for potential or contingent claims or demands; provided, the notice of such claim sets forth the basis for any such potential or contingent claim or demand to the extent then feasible and the Indemnified Party has reasonable grounds to believe that such a claim or demand may be made.

9.3           Right of Offset.  In the event that any Seller shall have an indemnification obligation to any Buyer Indemnified Party, the Buyer shall have the right to offset the amount thereof against any portion of the Purchase Price owed to such Seller, including, without limitation, the Closing Adjustment or the Escrowed Funds in accordance with the Escrow Agreement; provided, however, in the event that any Seller shall have an indemnification obligation to any Indemnified Party, the Buyer shall first pursue its rights under the Escrow Agreement to make a claim against the Escrowed Funds in accordance with the Escrow Agreement.  No limitation on the Buyer’s ability to exercise the rights set forth in this Section 9.3 shall affect such Indemnified Party’s other rights hereunder.

9.4           Survival of Representations, Warranties and Covenants.  Each covenant and agreement contained in this Agreement or in the Escrow Agreement shall survive the Closing and be enforceable until such covenant or agreement has been fully performed.  All representations and warranties contained in this Agreement and in the certificates to be delivered pursuant to Sections 7.1, 7.2, 8.1 and 8.2 shall survive the Closing until the date fifteen (15)

months from the Closing Date, and shall thereafter expire, except that any representation or warranty with respect to which a claim has been made for a Breach thereon prior to such date shall survive until such claim is resolved.  The limitations on survival set forth in this Section 9.4 shall not apply to (a) the representations and warranties set forth in Sections 3.2 (Authority for Agreement), 3.3 (No Violation to Result), 3.4 (Capitalization), 3.8 (Employee Benefit Plans), 3.10 (Taxes), 3.21 (Brokers), 4.2 (Authority for Agreement), 4.3 (No Violation to Result), 4.4 (Company Shares), 4.5 (Brokers), 5.2 (Authority for Agreement), 5.3 (No Violation to Result) and 5.4 (Brokers), all of which shall survive until ninety (90) days after expiration of the applicable statute of limitations, including waivers and extensions thereof or (b) claims based on criminal matters, fraud or intentional misrepresentation which shall survive without limitation (and in no event less than six (6) years).

9.5           Limitations on Indemnification.

(a)           There shall be no liability for Damages for breaches of representations and warranties unless and until the aggregate amount of all Damages for all claims asserted by the Buyer Indemnified Parties exceeds Five Hundred Thousand Dollars ($500,000); provided, however, after such amount of Damages exceeds Five Hundred Thousand Dollars ($500,000), all Damages, excluding the first Two Hundred Fifty Thousand Dollars ($250,000), shall be recoverable by the Buyer Indemnified Parties.  There shall be no liability for Damages for breaches of representations and warranties unless and until the aggregate amount of all Damages for all claims asserted by the Seller Indemnified Parties exceeds Five Hundred Thousand Dollars ($500,000); provided, however, after such amount of Damages exceeds Five Hundred Thousand Dollars ($500,000), all Damages, excluding the first Two Hundred Fifty Thousand Dollars ($250,000), shall be recoverable by the Seller Indemnified Parties.  The limitations set forth in this Section 9.5(a) shall not apply to (i) the representations and warranties set forth in Sections 3.2 (Authority for Agreement), 3.3 (No Violation to Result), 3.4 (Capitalization), 3.8 (Employee Benefit Plans), 3.10 (Taxes), 3.21 (Brokers), 4.2 (Authority for Agreement), 4.3 (No Violation to Result), 4.4 (Company Shares), 4.5 (Brokers), 5.2 (Authority for Agreement), 5.3 (No Violation to Result) and 5.4 (Brokers), or (ii) claims based on criminal matters, fraud or intentional misrepresentation, with respect to which, in each case, all Damages shall be recoverable from the first dollar and shall be counted in determining whether the thresholds in this Section 9.5(a) have been exceeded.  For purposes of determining the amount of any Damages with respect to any Breach of any representation, warranty or covenant for purposes of indemnification under this Article IX, any qualification or limitation of a representation, warranty or covenant by reference to materiality of matters stated therein or as to matters having or not having “Material Adverse Effect,” or words of similar effect, shall be disregarded; provided, however, that all such words of qualification or limitation shall be given full effect in determining whether a Breach of any such representation, warranty or covenant has occurred giving rise to rights to indemnification under this Article IX.  The indemnification obligations of the Parties and the rights and remedies that may be exercised by any Indemnified Party shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any of the Indemnified Parties or any of their Representatives.

(b)           The indemnification obligations of the Sellers for breaches of representations and warranties shall be limited to an amount equal to Five Million Nine Hundred Thousand Dollars ($5,900,000).  The indemnification obligations of the Buyer for breaches of representations and warranties shall be limited to an amount equal to Five Million Nine Hundred Thousand Dollars ($5,900,000).  The limitations in this Section 9.5(b) shall not apply to (i) the representations and warranties set forth in Sections 3.2 (Authority for Agreement), 3.3 (No Violation to Result), 3.4 (Capitalization), 3.8 (Employee Benefit Plans), 3.10 (Taxes), 3.21 (Brokers), 4.2 (Authority for Agreement), 4.3 (No Violation to Result), 4.4 (Company Shares), 4.5 (Brokers), 5.2 (Authority for Agreement), 5.3 (No Violation to Result) and 5.4 (Brokers), or (ii) claims based on criminal matters, fraud or intentional misrepresentation, with respect to which, in each case, no Damages shall be counted in determining whether the cap in this Section 9.5(b) has been exceeded.

(c)           The amount that may be recovered hereunder by an Indemnified Party shall be reduced by an amount equal to any insurance recovery actually received by the Indemnified Party (except to the extent of any repayment or increase in past, present or future insurance premiums or other similar repayment mechanisms payable following the date of the claim giving rise to such increase, determined on a present value basis) and shall be appropriately adjusted for calculations of the related Tax consequences and for the time value of money.  The Buyer shall have the right to determine in its sole discretion whether to pursue any such insurance or Tax recovery.

9.6           Waiver, Release and Discharge.  Effective upon the Closing, except as expressly set forth in this Agreement, each Seller, for itself and its Affiliates, hereby irrevocably waives, releases and discharges the Company, the Buyer and their respective Affiliates, directors, officers and employees (as of the Closing) from any and all Liabilities and obligations to the Seller of any kind or nature whatsoever, whether in his capacity as a Seller hereunder, as a shareholder, officer, director or employee of the Company or otherwise (including, without limitation, in respect of rights of contribution or indemnification), in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, and whether arising hereunder or under any other agreement or understanding, at law or equity, or otherwise and each Seller shall not seek to recover any amounts in connection therewith or thereunder from the Company.  Each Seller waives, and acknowledges and agrees that such Seller shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other similar right or remedy against the Company in connection with any actual or alleged breach of any representation, warranty or obligation set forth in this Agreement.

9.7           Exclusive Remedy.  The provisions of this Article IX shall constitute the sole and exclusive remedy from and after the Closing with respect to any Damages suffered, sustained, incurred or paid by any Indemnified Party resulting from or arising out of any Breach of any representation or warranty made in this Agreement or in any list, certificate, schedule or other instrument or agreement delivered or provided pursuant hereto or related to the consummation of the transactions contemplated hereby, except for specific performance and equitable remedies as set forth in Article X and Section 12.3 and except in the case of criminal matters, fraud or intentional misrepresentation.

ARTICLE X
COVENANT NOT TO COMPETE

10.1         Prohibited Activities.  For the period commencing with Closing and ending on the later of the third (3rd) anniversary of the Closing and two (2) years after the date of termination of any employment or consulting arrangement with the Buyer, no Seller shall, for any reason whatsoever, directly or indirectly, for himself, or on behalf of or in conjunction with any other Person:

(a)           engage as a shareholder, owner, partner, joint venturer, or in a managerial capacity, whether as a director, officer, employee, independent contractor, consultant or advisor, in any business selling any products or services in direct or indirect competition with the Buyer, the Company or the Buyer’s Affiliates; provided, however, that no Seller nor any of such Seller’s respective Affiliates shall be precluded from the ownership of securities of corporations that are listed on a national securities exchange or traded in the national over-the-counter market in an amount that shall not exceed one percent (1%) of the outstanding shares of any such corporation;

(b)           employ, or call upon for the purpose or with the intent of enticing or soliciting away from or out of the employ of the Buyer, the Company or any of the Buyer’s Affiliates, any person who is at that time, or was within one (1) year prior to that time, an employee of the Buyer, the Company or any of the Buyer’s Affiliates;

(c)           sell competitive products or services to, or call upon for the purpose of soliciting or selling competitive products or services to, any Person who is at that time, or has been within one (1) year prior to that time, a customer or prospective customer of the Buyer, the Company or any of the Buyer’s Affiliates; or

(d)           publish any statement or make any statement (under any circumstances reasonably likely to become public) critical of the Buyer, the Company or any of the Buyer’s Affiliates, or in any way adversely affecting or otherwise maligning the reputation of the Buyer, the Company or any of the Buyer’s Affiliates.

The parties intend that the covenants contained in this Section 10.1 shall be deemed to be a series of separate covenants, one for each county in each state of the United States and, except for geographic coverage, each such separate covenant shall be identified in terms to the covenant contained in this Section 10.1.

10.2         Confidentiality.

(a)           Each Seller and each of their respective Affiliates, (i) shall treat and hold as confidential all information concerning this Agreement and the business and affairs of the Buyer, the Company and the Buyer’s Affiliates that is not already generally available to the public (the “Confidential Information”), (ii) shall not disclose, transfer, transmit or use any of the Confidential Information except in connection with this Agreement and as authorized by the Buyer or the Company, and (iii) shall deliver promptly to the Buyer, at the request and option of the Buyer, all tangible embodiments (and all copies) of the Confidential Information which are in his possession or under his control.  Each Seller hereby acknowledges that such Confidential

Information constitutes proprietary and trade secret information of the Buyer or the Company, as the case may be.

(b)           In the event that any Seller is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, or any other information concerning the Buyer, the Company or any of the Buyer’s Affiliates, such Seller shall notify the Buyer promptly of the request or requirement so that the Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 10.2.  If, in the absence of a protective order or the receipt of a waiver hereunder, any Seller is, on the advice of counsel, compelled to disclose any Confidential Information, or any other information concerning the Buyer, the Company or any of the Buyer’s Affiliates, to any tribunal or other Government Authority or any official or agency thereof, such Seller may disclose such information thereto; provided that such Seller shall use his best efforts to obtain, at the request and expense of the Buyer, an order or other assurance that confidential treatment shall be accorded to such portion of such information required to be disclosed as the Buyer shall designate.

10.3         Damages.  Because of the difficulty of measuring economic losses to the Buyer and its Affiliates as a result of a breach of the foregoing covenants in this Article X, and because of the immediate and irreparable damage that could be caused to the Buyer and its Affiliates for which it would have no other adequate remedy, each Seller agrees that the foregoing covenant may be enforced by the Buyer in the event of breach by such Seller, in addition to, but not in lieu of, any other available remedies, by injunctions and restraining orders and other equitable remedies.

10.4         Reasonable Restraint.  It is agreed by the Parties that the foregoing covenants in this Article X impose a reasonable restraint on the applicable Seller in light of the activities and business of the Buyer and its Affiliates on the date of the execution of this Agreement and the current plans of the Buyer and its Affiliates; but it is also the intent of the Parties, that such covenants be construed and enforced in accordance with the changing activities and business of the Buyer and its Affiliates throughout the term of this covenant.

10.5         Independent Covenant.  All of the covenants in this Article X shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of any Seller against the Buyer, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Buyer of such covenants.  It is understood by the Parties hereto that the covenants contained in this Article X are essential elements of this Agreement and that, but for the agreement of the Sellers to comply with such covenants, the Buyer would not have agreed to enter into this Agreement.  Each Seller and the Buyer have independently consulted with their respective counsel and have been advised concerning the reasonableness and propriety of such covenants with specific regard to the nature of the business conducted by the Buyer.  Each Seller hereby agrees that all covenants contained in this Article X are material, reasonable and valid and waive all defenses to the strict enforcement hereof by the Buyer.  The covenants in this Article X are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant.  Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the Parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and the Agreement shall thereby be reformed.  The covenants contained in Article X hereof shall not be affected by any breach of any other provision hereof by any Party hereto and shall have no effect if the transactions contemplated by this Agreement are not performed.

ARTICLE XI
TERMINATION

11.1         Termination.

(a)           This Agreement may, by notice given on or prior to the Closing Date, in the manner hereinafter provided, be terminated and abandoned at any time prior to the Closing Date:

(i)            by the Sellers’ Representative if there has been a material misrepresentation or a material default or Breach by the Buyer with respect to its representations in this Agreement or the due and timely performance of any of the Buyer’s covenants and agreements contained in this Agreement or in any ancillary document, and such misrepresentation, default or Breach shall not have been cured within five (5) days after receipt by the Buyer of notice specifying particularly such misrepresentation, default or Breach;

(ii)           by the Buyer if there has been a material misrepresentation or a material default or Breach by any Seller Party with respect to any of their respective representations in this Agreement or the due and timely performance by any Seller Party of any of their respective covenants and agreements contained in this Agreement or in any ancillary document, and such misrepresentation, default or Breach shall not have been cured within five (5) days after receipt by any Seller Party of notice specifying particularly such misrepresentation, default or Breach;

(iii)          by mutual written agreement of the Sellers’ Representative and the Buyer;

(iv)          by either the Company or the Buyer if the Closing shall not have occurred on or before the ninetieth (90th) day after the date hereof; provided that the Party seeking to terminate this Agreement shall not because of its (and in the case of the Company, any Seller’s) breach or violation of any representation, warranty or covenant contained herein have caused the Closing not to have occurred;

(v)           by the Buyer if Wachovia Bank, National Association, or other applicable lenders under the Amended and Restated Credit Agreement, refuse to provide the Credit Agreement Consent; provided, however, that the Buyer’s rights under this Section 11.1(a)(v) shall expire on June 30, 2007;

(vi)          by the Buyer if there shall have occurred (A) an effect, event or change which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on the Company or the Buyer or (B) any resignation or termination of employment (or indications of an intention or plan to resign) by an executive officer or any material number of management level or senior technical Company Employees; or

(vii)         by the Buyer if the Buyer is not satisfied with the results of its review of, and the due diligence investigation with respect to, any matter or matters described on Appendix C;

(viii)        by the Sellers’ Representative, on the one hand, or by the Buyer, on the other hand, if there shall be a final nonappealable order of a federal or state court in effect preventing the consummation of the transactions contemplated by this Agreement; or there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the transactions by any Government Authority which would make the consummation of the transactions illegal;

(ix)           by the Buyer if there has been an amendment, supplement or revision to the Seller Party Disclosure Schedules; or

(x)            by the Sellers’ Representative if there has been an amendment, supplement or revision to the Buyer Disclosure Schedules.

(b)           In the event of the termination of this Agreement pursuant to Section 11.1(a), (i) the Share Purchase shall be abandoned; (ii) the provisions of Article IX, this Article XI and Article XII shall remain in full force and effect and survive any termination of this Agreement; and (iii) each Party shall remain liable for any Breach of this Agreement prior to its termination.

ARTICLE XII
MISCELLANEOUS

12.1         Successors and Assigns.  This Agreement shall inure to the benefit of and be binding upon the Seller Parties and their respective successors and assigns; provided, however, that the Seller Parties may not make any assignment of this Agreement or any interest herein without the prior written consent of the Buyer.  Any such purported assignment without such prior written consent shall be void and of no force or effect.  This Agreement or any of the severable rights and obligations inuring to the benefit of or to be performed by the Buyer hereunder may be assigned by the Buyer to any of its Affiliates, in whole or in part, in which case the Buyer nonetheless shall remain responsible for the purpose of conferring the benefits and performing the obligations required of the Buyer hereunder and assigned by the Buyer.

12.2         Governing Law.  This Agreement shall in all respects be interpreted, construed and governed by and in accordance with the laws of the State of Delaware, without regard to its conflicts of laws principles.

12.3         Specific Performance.  Each Party acknowledges that the other Parties shall be irreparably harmed and that there shall be no adequate remedy at law for any violation by any of them of any of the covenants or agreements contained in this Agreement.  It is accordingly agreed that, in addition to, but not in lieu of, any other remedies which may be available upon the breach of any such covenants or agreements, each Party shall have the right to obtain injunctive relief to restrain a breach or threatened breach of, or otherwise to obtain specific performance of, the other Parties’ covenants and agreements contained in this Agreement.  Except as set forth in Section 9.7, all rights and remedies of the parties under this Agreement shall be cumulative, and the exercise of one or more rights or remedies will not preclude the exercise of any other right or remedy available under this Agreement or applicable law.

12.4         Severability.  Each section, subsection and lesser section of this Agreement constitutes a separate and distinct undertaking, covenant and/or provision hereof.  In the event that any provision of this Agreement shall finally be determined to be unlawful, such provision shall be deemed severed from this Agreement, but every other provision of this Agreement shall remain in full force and effect; provided, however that if such unlawful clause is so material to the Party for whose benefit the clause was originally included so that such Party would not have entered into this Agreement without such unlawful clause, the severability of such clause shall be arbitrated pursuant to Section 12.9 hereof.  The preceding sentence is in addition to and not in place of the severability provisions in Article X.

12.5         Amendment.  This Agreement may be amended, supplemented or modified only by execution of an instrument in writing signed by the Buyer and the Sellers’ Representative.

12.6         Waiver.  Either the Buyer, on the one hand, or any Seller Party, on the other hand, may to the extent permitted by applicable Law (i) extend the time for the performance of any of the obligations or other acts of the Seller Parties or the Buyer, as applicable, (ii) waive any inaccuracies in the representations and warranties of the Seller Parties or the Buyer, as applicable, contained herein or in any document delivered pursuant hereto or (iii) waive compliance with any of the agreements of the Seller Parties or the Buyer, as applicable, contained herein.  No such extension or waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party extending the time of performance or waiving any such inaccuracy or non-compliance.  No waiver by any Party of any term of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term of this Agreement on any future occasion.

12.7         Notices.  All notices, requests, consents, waivers, and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given (a) if personally delivered, upon delivery or refusal of delivery; (b) if mailed by registered or certified United States mail, return receipt requested, postage prepaid, upon delivery or refusal of delivery; or (c) if sent by a nationally recognized overnight delivery service, upon delivery or refusal of delivery.  All notices, consents, waivers, or other communications required or permitted to be given hereunder shall be addressed as follows:

(a)           If to the Buyer:

SI International, Inc.

12012 Sunset Hills Road

Reston, Virginia  20190

Attention:    Thomas E. Dunn

Telephone:   703-234-7000

Facsimile:    703.234.7501

with a copy to:

SI International, Inc.

12012 Sunset Hills Road

Reston, Virginia  20190

Attention:    James E. Daniel, Vice President

                     and General Counsel

Telephone:   (703) 234-7000

Facsimile:    (703) 234-7501

with a second copy to:

Morrison & Foerster LLP

1650 Tysons Boulevard, Suite 400

McLean, Virginia  22102

Attention:    Lawrence T. Yanowitch, Esq.

Telephone:   (703) 760-7318

Facsimile:    (703) 760-7777

(b)           If to any Seller or the Sellers’ Representative:

John M. Nowak

4213 Crayton Road

Naples, Florida  34103

Telephone:   (616) 846-6756

Facsimile:    (616) 846-6756 (follow prompts for facsimile delivery)

with a copy to:

Kegler, Brown, Hill & Ritter Co., LPA

65 E. State Street, Suite 1800

Columbus, Ohio  43215

Attention:     Charles J. Kegler, Esq.

Telephone:   (614) 462-5446

Facsimile:    (614) 464-2634

Professional Planning Consultants, Inc.

5000 Horizons Drive

Columbus, Ohio  43220

Attention:     James H. Wyland

Telephone:   (614) 267-2600

Facsimile:    (614) 267-2700

or at such other address or addresses as the Party addressed may from time to time designate in writing pursuant to notice given in accordance with this section.

12.8         Expenses.  Except as otherwise provided in Article IX, all costs and expenses of the Company and any Seller (including, without limitation, financial advisory fees, legal fees and expenses, broker and finder fees, fees and expenses of accountants) incurred by the Company or any Seller in connection with the transactions contemplated hereby shall be borne by the Sellers and all costs and expenses of the Buyer (including, without limitation, financial advisory fees, legal fees and expenses, broker and finder fees, fees and expenses of accountants) incurred by the Buyer in connection with the transactions contemplated hereby shall be borne by the Buyer.  The Sellers’ Representative may direct the Buyer to satisfy any of the Sellers’ obligations under this Section 12.8 at the Closing, in which case the Closing Payment shall be reduced by a corresponding amount.

12.9         Arbitration.

(a)           Except as set forth in Article X, Section 12.3 and Section 12.9(c) hereof, any dispute, difference, controversy or claim arising in connection with or related or incidental to, or question occurring under, this Agreement or the subject matter hereof shall be finally settled under the Commercial Arbitration Rules (the “Rules”) of the American Arbitration Association (“AAA”), unless otherwise agreed, by an arbitral tribunal composed of three (3) arbitrators, at least one (1) of whom shall be an attorney experienced in corporate transactions, appointed by agreement of the Buyer and the Sellers’ Representative in accordance with said Rules.  In the event Buyer and the Sellers’ Representative fail to agree upon a panel of arbitrators from the first list of potential arbitrators proposed by the AAA, the AAA will submit a second list in accordance with such Rules.  In the event Buyer and the Sellers’ Representative shall have failed to agree upon a full panel of arbitrators from such second list, any remaining arbitrators to be selected shall be appointed by the AAA in accordance with such Rules.  If at the time of the arbitration Buyer and the Sellers’ Representative agree in writing to submit the dispute to a single arbitrator, such single arbitrator shall be appointed by agreement of Buyer and the Sellers’

Representative in connection with the foregoing procedure or failing such agreement by the AAA in accordance with such Rules.  All arbitrators shall be neutral arbitrators and subject to Rule 19 of the Rules.

(b)           The arbitrators shall not have the authority to add to, detract from, or modify any provision hereof nor to award punitive damages to any injured Party.  A decision by a majority of the arbitrators shall be final, conclusive and binding.  The arbitrators shall deliver a written and reasoned award with respect to the dispute to each of the parties, who shall promptly act in accordance therewith.  Any arbitration proceeding shall be held in Chicago, Illinois.

(c)           The Parties hereby exclude any right of appeal to any court on the merits of the dispute.  The provisions of this Section 12.9 may be enforced in any court having jurisdiction over the award or any of the Parties or any of their respective assets, and judgment on the award (including without limitation equitable remedies) granted in any arbitration hereunder may be entered in any such court.  Nothing contained in this Section 12.9 shall prevent any Party from seeking injunctive or other equitable relief from any court of competent jurisdiction, without the need to resort to arbitration.

12.10       Complete Agreement.  This Agreement, those documents expressly referred to herein, including all exhibits and schedules hereto, and the other documents of even date herewith, together with the Confidentiality Agreement signed by the Buyer on November 17, 2006 and the Company on November 21, 2006, between the Buyer and the Company (which shall terminate automatically at the Closing), embody the complete agreement and understanding among the Parties and supersede and preempt any prior understandings, agreements or representation by or among the Parties, written or oral, which may have related to the subject matter herein.

12.11       Absence of Third Party Beneficiary Rights.  No provision of this Agreement is intended, nor will be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, Affiliate, shareholder, employee or partner of any Party hereto or any other Person.

12.12       Mutual Drafting.  This Agreement is the mutual product of the Parties, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of each of the Parties, and shall not be construed for or against any Party hereto.

12.13       Further Representations.  Each Party to this Agreement acknowledges and represents that it has been represented by its own legal counsel in connection with the transaction contemplated by this Agreement, with the opportunity to seek advice as to its legal rights from such counsel.  Each Party further represents that it is being independently advised as to the Tax or securities consequences of the transactions contemplated by this Agreement and is not relying on any representation or statements made by any other Party as to such Tax and securities consequences.

12.14       Gender.  Unless the context clearly indicates otherwise, where appropriate the singular shall include the plural and the masculine shall include the feminine or neuter, and vice versa, to the extent necessary to give the terms defined herein and/or the terms otherwise used in this Agreement the proper meanings.

12.15       Headings.  The headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

12.16       Counterparts.  This Agreement may be executed in two or more counterparts, each of which when executed and delivered shall be deemed an original and all of which, taken together, shall constitute the same agreement.  This Agreement and any document or schedule required hereby may be executed by facsimile signature which shall be considered legally binding for all purposes.

[Signatures appear on following page(s).]

IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be signed by its officer thereunto duly authorized as of the date first above written.

BUYER:

SI INTERNATIONAL, INC.

By:	/s/ Thomas E. Dunn
Name:	Thomas E. Dunn
Title:	EVP, Chief Financial Officer and Treasurer

COMPANY:

LOGTEC, INC.

By:	/s/ John M. Nowak
Name:	John M. Nowak
Title:	CEO

SELLERS:

/s/ John M. Nowak
JOHN M. NOWAK

/s/ Meredith H. Mynhier
MEREDITH H. MYNHIER

/s/ Jolene R. Mynhier
JOLENE R. MYNHIER

/s/ John M. Nowak
JOHN M. NOWAK, Trustee of the John M. Nowak 1/20/99 Revocable Trust Agreement

/s/ Meredith H. Mynhier
MEREDITH H. MYNHIER, Trustee of the Meredith H. Mynhier 4/29/03 Amended and Restated Revocable Trust Agreement

/s/ John M. Nowak
JOHN M. NOWAK, Trustee of the Meredith H. Mynhier 12/31/05 Grantor Retained Annuity Trust

/s/ Jolene R. Mynhier
JOLENE R. MYNHIER, Trustee of the Jolene R. Mynhier 9/9/02 Amended and Restated Revocable Trust Agreement

/s/ John M. Nowak
JOHN M. NOWAK, Trustee of the Jolene R. Mynhier 12/31/05 Grantor Retained Annuity Trust

/s/ Maureen K. Nowak
MAUREEN K. NOWAK, Trustee of the John M. Nowak 12/31/05 Grantor Retained Annuity Trust

SCHEDULE

Schedule 1             List of Shareholders

APPENDICES

Appendix A          Defined Terms

Appendix B           Modified GAAP

Appendix C           Certain Matters

EXHIBITS

Exhibit A                Escrow Agreement

Exhibit B                List of Key Employees

Exhibit C                Form of Non-Competition and Non-Solicitation Agreement

Exhibit D                Form of Opinion of Counsel

SCHEDULE 1

List of Shareholders

1.                                       JOHN M. NOWAK, as Trustee of the John M. Nowak 1/20/99 Revocable Trust Agreement

2.                                       MEREDITH H. MYNHIER, as Trustee of the Meredith H. Mynhier 4/29/03 Amended and Restated Revocable Trust Agreement

3.                                       JOHN M. NOWAK, as Trustee of the Meredith H. Mynhier 12/31/05 Grantor Retained Annuity Trust (GRAT)

4.                                       JOLENE R. MYNHIER, as Trustee of the Jolene R. Mynhier 9/9/02 Amended and Restated Revocable Trust Agreement

5.                                       JOHN M. NOWAK, as Trustee of the Jolene R. Mynhier 12/31/05 Grantor Retained Annuity Trust (GRAT)

6.                                       MAUREEN K. NOWAK, as Trustee of the John M. Nowak 12/31/05 Grantor Retained Annuity Trust (GRAT)